[CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF DOCUMENT]

WELLS FARGO BUSINESS CREDIT
CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT (the “Agreement”) is dated as of August 25, 2011, and is entered into between Tandy Brands Accessories, Inc., a Delaware corporation (“Parent”), H.A. Sheldon Canada Ltd., an Ontario corporation (“HA Sheldon”; Parent and HA Sheldon are herein collectively called “Company”), and Wells Fargo Bank, National Association (as more fully defined in Exhibit A, “Wells Fargo”), acting through its Wells Fargo Business Credit operating division.

  RECITALS

Company has asked Wells Fargo to provide it with a $35,000,000 aggregate revolving line of credit (the “Line of Credit”) for working capital purposes and to facilitate the issuance of documentary and/or standby letters of credit. Wells Fargo is agreeable to meeting Company’s request, provided that Company agrees to the terms and conditions of this Agreement.

For purposes of this Agreement, capitalized terms not otherwise defined in the Agreement shall have the meaning given them in Exhibit A.

1. AMOUNT AND TERMS OF THE LINE OF CREDIT

1.1	Line of Credit; Limitations on Borrowings; Termination Date; Use of Proceeds.

(a)
Line of Credit and Limitations on Borrowing.  Wells Fargo shall make Advances to Company under the Line of Credit that, together with the L/C Amount, shall not at any time exceed in the aggregate the lesser of (i) $35,000,000  (the “Maximum Line Amount”), or (ii) the Borrowing Base limitations described in Section 1.2; provided, however, that HA Sheldon shall be limited to borrowing the lesser of (x) that amount of Borrowing Base attributable to the Eligible Accounts and Eligible Inventory of HA Sheldon and (y) $5,000,000.  Within these limits, Company may periodically borrow, prepay in whole or in part, and reborrow.  Wells Fargo has no obligation to make an Advance during a Default Period or at any time Wells Fargo reasonably believes that an Advance would result in an Event of Default.

(b)
Maturity and Termination Dates.  Parent, on behalf of itself and/or HA Sheldon, may request Advances from the date that the conditions set forth in Section 3 are satisfied until the earlier of: (i) the fourth anniversary of the Agreement Date (the “Maturity Date”), (ii) the date Company terminates the Line of Credit, or (iii) the date Wells Fargo terminates the Line of Credit following an Event of Default (other than an Event of Default referred to in Section 6.1(f) or (g)), or (iv) an Event of Default of the type referred to in Section 6.1(f) or (g) occurs. (The earliest of these dates is the “Termination Date.”)

(c)
Use of Line of Credit Proceeds.  Company shall use the proceeds of the initial Advance to repay indebtedness owing to Comerica Bank and to pay fees and expenses incurred by Company in connection with this Agreement and the other Loan Documents and Company shall use the proceeds of each subsequent Advance and each Letter of Credit for ordinary working capital purposes.

(d)
Revolving Note.  Company’s obligation to repay Line of Credit Advances, regardless of how initiated under Section 1.3, shall be evidenced by a revolving promissory note (as renewed, amended, substituted or replaced from time to time, the “Revolving Note”).

1.2	Borrowing Base; Mandatory Prepayment.

(a)	Borrowing Base. The borrowing base (the “Borrowing Base”) is an amount equal to:

(i) 85.0% or such lesser percentage of Eligible Non-Wal-Mart Accounts as Wells Fargo in its Permitted Discretion may deem appropriate, plus

(ii) 90.0% or such lesser percentage of Eligible Wal-Mart Accounts as Wells Fargo in its Permitted Discretion may deem appropriate, plus

(iii) the lesser of (1) (A) during the months of January through August and December of any calendar year, 40.0% (or such lesser percentage as Wells Fargo in its Permitted Discretion may deem appropriate) of Eligible Inventory and (B) during the months of September through November of any calendar year, 50.0% (or such lesser percentage as Wells Fargo in its Permitted Discretion may deem appropriate) of Eligible Inventory; (2) 85.0% (or such lesser percentage as Wells Fargo in its Permitted Discretion may deem appropriate) of the Net Orderly Liquidation Value of Eligible Inventory; and (3) (A) during the months of December and January through June of any calendar year, $12,000,000 and (B) during the months of July through November of any calendar year, $15,000,000, less

(iv) the Borrowing Base Reserve, less

(v) the amount by which (1) the sum of (A) all Eligible Non-Wal-Mart Accounts included in the calculation of (i) above that are owed by an account debtor located in Canada plus (B) all Eligible Wal-Mart Accounts included in the calculation of (ii) above that are owed by an account debtor located in Canada plus (C) the amount by which all Eligible Inventory owned by HA Sheldon and, if not owned by HA Sheldon, that is located in Canada are included in the calculation of (iii) above exceeds (2) $5,000,000, less

(vi) Indebtedness that is not otherwise described in Section 1, including Indebtedness that Wells Fargo in its sole discretion finds on the date of determination to be equal to Wells Fargo’s net credit exposure with respect to any Rate Hedge Agreement, derivative, foreign exchange, deposit, treasury management or similar transaction or arrangement extended to Company by Wells Fargo and any Indebtedness owed by Company to Wells Fargo Merchant Services, L.L.C.

(b)	Mandatory Prepayment; Overadvances

.  If outstanding Advances evidenced by the Revolving Note plus the L/C Amount exceed the Borrowing Base or the Maximum Line Amount at any time, then Company shall immediately prepay the Advances in an amount sufficient to eliminate the excess, and if payment in full of the Advances is insufficient to eliminate this excess and the L/C Amount continues to exceed the Borrowing Base, then Company shall deliver cash to Wells Fargo in an amount equal to the remaining excess for deposit to the Special Account, unless in each case, Wells Fargo has delivered to Company an Authenticated Record consenting to the Overadvance prior to its occurrence, in which event the Overadvance shall be temporarily permitted on such terms and conditions as Wells Fargo in its sole discretion may deem appropriate, including the payment of additional fees or interest, or both.

1.3	Procedures for Advances.

(a)	Advances Credited to Operating Account. All Advances, whether accruing interest at the Floating Rate (“Floating Rate Advances”) or at the Fixed Rate (“Fixed Rate Advances”),

 shall be credited to Parent’s Operating Account, unless the parties agree in an Authenticated Record to disburse to another account.

(b)
Advances upon Parent’s Request.  Parent, on behalf of itself and/or HA Sheldon, may request one or more Advances on any Business Day.  Each request shall be deemed a request for a Floating Rate Advance unless Parent specifically requests that an Advance be funded as a Fixed Rate Advance as provided in Section 1.5.  No request for an Advance will be deemed received until Wells Fargo acknowledges receipt, and Parent, if requested by Wells Fargo, confirms the request in an Authenticated Record.  Company shall repay all Advances, even if the Person requesting the Advance on behalf of Company lacked authorization.  Any Advance request hereunder (whether pursuant to this Section 1.3(b), Section 1.4, Section 1.5 or otherwise) may be made by Parent on behalf of itself and/or HA Sheldon, as applicable.

(c)
Advances through Loan Manager.  If Wells Fargo has separately agreed that Parent may use the Wells Fargo Loan Manager service (“Loan Manager”), Advances will be initiated by Wells Fargo and credited to the Operating Account as Floating Rate Advances as of the end of each Business Day in an amount sufficient to maintain an agreed upon ledger balance in the Operating Account, subject only to Line of Credit availability as provided in Section 1.1(a).  If Wells Fargo terminates Parent’s access to Loan Manager, Parent may continue to request Advances as provided in Section 1.3(b).  Wells Fargo shall have no obligation to make an Advance through Loan Manager during a Default Period, or in an amount in excess of Line of Credit availability, and may terminate Loan Manager at any time in its sole discretion.  Advances through Loan Manager shall not be made as Fixed Rate Advances

(d)
Protective Advances; Advances to Pay Indebtedness Due.  Wells Fargo may initiate a Floating Rate Advance in its sole discretion for any reason at any time, without Company’s compliance with any of the conditions of this Agreement, and (i) disburse the proceeds directly to third Persons in order to protect Wells Fargo’s interest in Collateral, to enhance the likelihood of repayment of the Indebtedness or to perform any of Company’s obligations under this Agreement, or (ii) apply the proceeds to the amount of any Indebtedness then due and payable to Wells Fargo.

1.4
Request for Floating Rate Advances; No Rate Hedges on Floating Rate Advances.  Parent may request an Advance at the Floating Rate no later than 11:59 a.m. Central Time on the Business Day on which it wants the Floating Rate Advance to be funded.  Rate Hedges may not be used with respect to any Advance that utilizes the Floating Rate.

1.5	Fixed Rate Advances and Rate Hedges.

(a)
Fixed Rates for Fixed Rate Interest Periods; Quotation of Rates.  Wells Fargo will quote Company a fixed interest rate based on LIBOR as defined in Section 1.7 (a “Fixed Rate”) for a three (3) month term (each a “Fixed Rate Interest Period”, as more fully defined in Exhibit A), which Fixed Rate Interest Period will commence on the Business Day on which the request was made, provided that the request is received by Wells Fargo no later than 11:59 a.m. Central Time of the Business Day that the Advance is to be funded.  If Parent (on behalf of itself and HA Sheldon) does not promptly accept the quoted Fixed Rate, then the quote shall expire and any subsequent request for a quote shall be subject to redetermination by Wells Fargo.

(b)	Procedure for Requesting and Renewing Fixed Rate Advances. Parent may request a Fixed Rate Advance, or convert a Floating Rate Advance to a Fixed Rate Advance, or renew an existing Fixed Rate Advance, provided that Wells Fargo receives the request no later than 11:59 a.m. Central Time on the Business Day that will be the first day of the new Fixed Rate Interest Period.  Each request shall specify the principal amount to be advanced at the Fixed Rate, or to be converted from the Floating Rate, or to be renewed, and shall be confirmed in an Authenticated Record if requested by Wells Fargo.  Each Fixed Rate Advance shall be in multiples of $100,000 and in the minimum amount of at least $500,000.  No more than three separate Fixed Rate Advances may be outstanding at any time.

(c)
Expiration of Fixed Rate Advances.    Unless a Fixed Rate Advance is subject to a Rate Hedge, or is renewed, paid, or prepaid on or before the expiration of the related Fixed Rate Interest Period, each Fixed Rate Advance shall automatically be converted the Floating Rate upon the expiration of the Fixed Rate Interest Period.  An expiring Fixed Rate Advance may not be renewed for a new Fixed Rate Interest Period if a Default Period is in effect, unless a Rate Hedge applies to the Fixed Rate Advance.

(d)
Fixed Rate Advances Subject to a Rate Hedge; Interest Rate Floors.  Any Fixed Rate Advance may be made subject to a Rate Hedge pursuant to the separate agreement of Parent and Wells Fargo.  Any Fixed Rate Advance subject to a Rate Hedge shall automatically and continuously renew for successive Fixed Rate Interest Periods until the earlier of the Termination Date or the termination of the Rate Hedge for any reason, after which time the Advance will accrue interest at the Floating Rate, and subject to the Default Rate, if applicable.  If the Floating Rate, which determines Fixed Rate Advance pricing, is subject to a minimum interest rate floor, the interest rate floor will not apply to the calculation of interest accruing with respect to any Fixed Rate Advance at any time that a Rate Hedge is currently in effect.  Upon termination of any Rate Hedge, the minimum interest rate floor shall resume application to Fixed Rate Advance borrowings that were formerly subject to such Rate Hedge.

(e)
Taxes and Regulatory Costs.  Company shall also pay Wells Fargo with respect to any Fixed Rate Advance based on LIBOR, all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority that are related to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, the assessment rates imposed by the Federal Deposit Insurance Corporation, or similar costs imposed by any domestic or foreign governmental authority or resulting from compliance by Wells Fargo with any request or directive (whether or not having the force of law) from any central bank or other governmental authority that are related to LIBOR but not otherwise included in the calculation of LIBOR.  In determining which of these amounts are attributable to an existing Fixed Rate Advance that is based on LIBOR, any reasonable allocation made by Wells Fargo among its operations shall be deemed conclusive and binding.

(f)	Taxes.

(i) All amounts paid or credited by any person (an “Obligor”) to Wells Fargo under any Loan Document shall be made free and clear of and without deduction or withholding for any and all Taxes unless required by law, rule, regulation or the interpretation of such law, rule or regulation, by the relevant Governmental Authority.  If an Obligor shall be so required to deduct or withhold any such Taxes from or in respect of any amount payable under a Loan Document,

(A)
the amount payable shall be increased by such additional amount as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts paid under this Section 1.5(f)), Wells Fargo receives a net amount equal to the full amount it would have received if no deduction or withholding had been made;

(B)	the Obligor shall make such required deductions or withholdings;

(C)	the Obligor shall pay the full amount deducted or withheld to the relevant taxation or other Governmental Authority in accordance with and within the time required by applicable law; and

(D)
such Obligor shall deliver to Wells Fargo, as soon as practicable after it has made such payment to the applicable authority (x) a copy of such receipt as issued by such authority evidencing the remittance of all amounts required to be deducted or withheld from the sum payable under this Agreement, or (y) if such a receipt is not available from such authority, notice of the payment of such amount deducted or withheld;

provided that, the obligations of the Obligor to pay additional amounts pursuant to this Section shall not apply with respect to Taxes (“Excluded Taxes”) arising by virtue of Wells Fargo having a connection with the jurisdiction that imposes the Taxes other than merely by the execution of this Agreement, receipt of payments under a Loan Document, the holding and disposition of Advances, the performance of its obligations or the enforcement of its rights under any Loan Document or arising by virtue of Wells Fargo not dealing at arm’s length with any Obligor for purposes of the ITA.

(ii) Without prejudice to Section 1.5(f)(i), if Wells Fargo is required at any time (whether before or after an Obligor has discharged all of its other obligations under this Agreement) to make any payment on account of any Tax which an Obligor is required to withhold in accordance with Section 1.5(f)(i) or for which an Obligor is otherwise required to indemnify Wells Fargo, pursuant to Section 1.5(f), or if any liability in respect of any such payment is asserted, imposed, levied or assessed against such Indemnitee, an Obligor shall, within 30 days of written demand of Wells Fargo, promptly indemnify Wells Fargo against such payment or liability, together with interest, penalties and expenses payable or incurred in connection with such payment or liability, including, without limitation, any Tax imposed by any jurisdiction on or in relation to any amounts paid to or for the account of Wells Fargo pursuant to this Section 1.5(f).

(iii) If an Obligor fails to pay any Taxes required to be paid by it pursuant to this Section 1.5(f) when due to the appropriate Governmental Authority or fails to remit to Wells Fargo the required receipts or other documentary evidence required by Section 1.5(f), the Obligor shall indemnify Wells Fargo for any incremental Taxes, interest or penalties that may become payable by Wells Fargo as a result of any such failure.

(iv) The Obligors will indemnify Wells Fargo for the full amount of Taxes imposed by any jurisdiction and paid by Wells Fargo with respect to any amounts required to be paid by Obligors pursuant to this Section 1.5(f), and any liability arising from or with respect to, such Taxes, whether or not such Taxes were correctly or legally asserted (it being understood that nothing herein prohibits the Obligors from asserting or making a claim to the appropriate Governmental Authority that any such Taxes were incorrectly and/or illegally asserted and Obligors shall be entitled to any refunds of such Taxes in accordance with Section 1.5(f)(v) below).  This indemnification shall be made within 30 days from the date Wells Fargo makes written demand which demand shall identify the nature and amount of Taxes for which indemnification is being sought and shall include a copy of the relevant portion of any written assessment from the relevant taxing authority demanding payment of such Taxes.

(v) If Wells Fargo determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Obligors, so long as no Default or Event of Default has occurred and is continuing, it shall pay to the Obligors an amount equal to such refund (but only to the extent of indemnity payments made under this Section 1.5(f) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of Wells Fargo and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  The Obligors, upon the request of Wells Fargo, shall repay to Wells Fargo the amount paid over pursuant to this paragraph (v) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that Wells Fargo is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (v), in no event will Wells Fargo be required to pay any amount to the Obligors pursuant to this paragraph (v) the payment of which would place Wells Fargo in a less favorable net after-Tax position than Wells Fargo would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require Wells Fargo to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Obligors or any other Person.

(vi) The agreements and obligations contained in Section 1.5(f) shall survive the payment in full of principal, interest, fees and any other amounts payable under any Loan Document and the termination of any Loan Document.

1.6	Collection of Accounts and Application to Revolving Note.

(a)
The Collection Account.  Company has granted a security interest to Wells Fargo in the Collateral, including without limitation, all Accounts. Except as otherwise agreed by both parties in an Authenticated Record, all Proceeds of Accounts and other Collateral, upon receipt or collection, shall be deposited each Business Day into (i) with respect to Proceeds of Accounts owned by Parent prior to the Lockbox Transfer Date, the Comerica Collection Account, (ii) with respect to Proceeds of Accounts owned by Parent on and after the Lockbox Transfer Date, the Collection Account, (iii) with respect to Proceeds of Accounts owned by HA Sheldon prior to the HA Sheldon Lockbox Commencement Date, the HA Sheldon Operating Account and (iv) with respect to Proceeds of Accounts owned by HA Sheldon on and after the HA Sheldon Lockbox Commencement Date, the HA Sheldon Collection Account.  Each of the Comerica Collection Account and the HA Sheldon Collection Account and all funds therein shall at all times be subject to an account control agreement in form and substance acceptable to Wells Fargo in its Permitted Discretion providing for Wells Fargo’s control over such account and further that (i) all items of payment received therein are received by the applicable depository bank for Wells Fargo, (ii) the applicable depository bank has no right of setoff and recoupment of any claim against such account or amounts held therein (other than for payment of its service fees and other charges directly related to the administration of such account and/or related lock-box), and (iii) the applicable depository bank will deposit all available collections and amounts therein to the Wells Fargo Account on a daily basis.  At all times prior to the HA Sheldon Lockbox Commencement Date, HA Sheldon shall cause the applicable depository bank to deposit on a weekly basis, all available collections and amounts held in the HA Sheldon Operating Account to (1) the Wells Fargo Account prior to the Lockbox Transfer Date and (2) the Collection Account on and after the Lockbox Transfer Date.  Funds deposited into the Wells Fargo Account, the HA Sheldon Collection Account or the Collection Account, as applicable (“Account Funds”), are the property of Parent or HA Sheldon, as applicable, and are subject to the security interest of Wells Fargo.  Such Account Funds may only be withdrawn from the Collection Account by Wells Fargo for application to payment of Indebtedness as set forth herein.

(b)
Payment of Accounts by Company’s Account Debtors.  Prior to the Lockbox Transfer Date, Parent shall instruct all of its account debtors to make payments either directly to the Comerica Lockbox for deposit by Comerica Bank directly to the Comerica Collection Account, or instruct them to deliver such payments to Comerica Bank by wire transfer, ACH or other means as Comerica Bank may direct for deposit to the Comerica Collection Account.  On and after the Lockbox Transfer Date, Parent shall instruct all of its account debtors to make payments either directly to the Lockbox for deposit by Wells Fargo directly to the Collection Account, or instruct them to deliver such payments to Wells Fargo by wire transfer, ACH, or other means as Wells Fargo may direct for deposit to the Collection Account or for direct application to the Line of Credit.  Prior to the HA Sheldon Lockbox Commencement Date, HA Sheldon shall instruct all of its account debtors to direct payments to the HA Sheldon Operating Account via wire transfer, ACH or other means.  On and after the HA Sheldon Lockbox Commencement Date, HA Sheldon shall instruct all of its account debtors to make payments either directly to the HA Sheldon Lockbox for deposit by the applicable depository bank directly to the HA Sheldon Collection Account, or instruct them to deliver payments directly to the HA Sheldon Collection Account via wire transfer, ACH or other means.  If Company receives a payment of any type or the Proceeds of any Collateral directly, Company will promptly deposit the payment or Proceeds into (i) if received by Parent on a date prior to the Lockbox Transfer Date, the Comerica Collection Account, (ii) if received by Parent on a date on or after the Lockbox Transfer Date, the Collection Account, (iii) if received by HA Sheldon on a date prior to the HA Sheldon Lockbox Commencement Date, the HA Sheldon Operating Account and (iv) if received by HA Sheldon on a date on or after the HA Sheldon Lockbox Commencement Date, the HA Sheldon Collection Account.  Until deposited, Company will hold all such payments and Proceeds in trust for Wells Fargo without commingling with other funds or property.  All deposits held in the Comerica Collection Account, the HA Sheldon Collection Account or the Collection Account shall constitute Proceeds of Collateral and shall not constitute the payment of Indebtedness.

(c)
Application of Payments to Advances.  Wells Fargo will withdraw Account Funds deposited to the Wells Fargo Account (if prior to the Lockbox Transfer Date) or the Collection Account (if on or after the Lockbox Transfer Date) and pay down borrowings on the Line of Credit by applying them to the Advances on the first Business Day following the Business Day of deposit to the Wells Fargo Account or the Collection Account, as applicable, or, if payments are received by Wells Fargo that are not first deposited to the Collection Account pursuant to any treasury management service provided to Parent by Wells Fargo, such payments shall be applied to the Advances as provided in the Master Agreement for Treasury Management Services and the relevant service description.  All payments shall be applied first to any unpaid Floating Rate Advances, and once paid, to outstanding Fixed Rate Advances.  If more than one Fixed Rate Advance is outstanding, the payments shall be applied to such Fixed Rate Advances in the order and in the amounts as Wells Fargo may deem appropriate, unless Parent specifies at the time of payment how such payments are to be applied.

1.7	Interest and Interest Related Matters.

(a)
Interest Rates Applicable to Line of Credit.  Except as otherwise provided in this Agreement, the unpaid principal amount of each Advance shall accrue interest at an annual interest rate calculated as follows: (i) for Floating Rate Advances, an interest rate equal to Daily Three Month LIBOR plus three and three-quarters of one percent (3.75%) (the “Floating Rate”), which interest rate shall change whenever Daily Three Month LIBOR changes and (ii) for Fixed Rate Advances, an interest rate equal to the Floating Rate in effect on the first Business Day of the applicable Fixed Rate Interest Period (inclusive of the margin applicable to the Floating Rate, and subject to the minimum interest rate, if applicable, unless a Rate Hedge applies to the Fixed Rate Advance) (such fixed rate, the “Fixed Rate” for an Advance).

(b)
Default Interest Rate.  The term “Default Period” means the period, with respect to any Event of Default, commencing on the day an Event of Default occurs, through and including the date identified by Wells Fargo in a Record as the date that such Event of Default has been cured or waived.  In Wells Fargo’s sole discretion and without waiving any of its other rights or remedies, the principal amount of the Revolving Note shall bear interest at a rate that is three percent (3.0%) above the applicable contractual rate set forth in Section 1.7(a) (the “Default Rate”), or any lesser rate that Wells Fargo may deem appropriate, which Default Rate shall accrue (a) during a time period as specified in Section 1.10, at any time following the Termination Date or (b) during a Default Period which accrual during a Default Period shall begin on the first day of the month in which the Default Period begins through the last day of that Default Period, or any shorter time period to which Wells Fargo may agree in an Authenticated Record.

(c)
Interest Accrual on Payments Applied to Advances.  Except as otherwise expressly provided herein, all payments received by Wells Fargo prior to noon Central Standard Time shall be applied to the Advances on the date so received and all payments received by Wells Fargo on or after noon Central Standard Time shall be applied to the Advances on the next succeeding Business Day, each as provided in Section 1.6(c).  Notwithstanding the time of receipt of any principal payment or the time the principal payment was applied to the Advance, all such amounts shall continue to accrue interest through the end of the first Business Day following the Business Day that the payment was applied to the Advances.

(d)
Usury.  No interest rate shall be effective which would result in a rate greater than the highest rate permitted by applicable law and shall not result in the receipt by Wells Fargo of interest at a criminal rate, as the terms “interest” and “criminal rate” are defined under the Criminal Code (Canada) (in each case, the “Maximum Rate”).  Wells Fargo and Company each acknowledge, agree, and declare that it is its intention to expressly comply with all applicable law in respect of limitations on the amount or rate of interest that can legally be contracted for, charged or received under or in connection with the Loan Documents.  Notwithstanding anything to the contrary contained in any Loan Document (even if any such provision expressly declares that it controls all other provisions of the Loan Documents), in no contingency or event whatsoever shall the amount of interest (including the aggregate of all charges, fees, benefits, or other compensation which constitutes interest under any applicable law including the Criminal Code (Canada)) under the Loan Documents paid by Company, received by Wells Fargo, agreed to be paid by Company, or requested or demanded to be paid by Wells Fargo exceed the Maximum Rate, and all provisions of the Loan Documents in respect of the contracting for, charging, or receiving compensation for the use, forbearance, or detention of money shall be limited as provided by this Section 1.7(d).  In the event any such interest is paid to Wells Fargo by Company in an amount or at a rate which would exceed the Maximum Rate, notwithstanding any entry on Wells Fargo’s books otherwise (x) such amount or rate shall be deemed to have been adjusted with retroactive effect to the Maximum Rate, such adjustment to be effected, to the extent necessary, as follows: first, by reducing the rate or amount of interest required to be paid to Wells Fargo, and, to the extent that the Criminal Code (Canada) applies, thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to Wells Fargo which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada); and (y) the excess interest shall be applied to the principal of the Advances in inverse order of maturity, and not to the payment of interest, or, if the excess interest exceeds such unpaid principal of the Advances, the amount of interest exceeding the Maximum Amount shall be refunded to the Company. All interest paid, or agreed to be paid, by Company, or taken, reserved, or received by Wells Fargo shall be amortized, prorated, spread, and allocated in respect of the Indebtedness throughout the full term of this Agreement.  Notwithstanding any provision contained in any of the Loan Documents, or in any other related documents executed pursuant hereto, Wells Fargo shall not be entitled to charge, receive, take, reserve, collect, or apply as interest any amount which, together with all other interest under the Loan Documents would result in a rate of interest under the Loan Documents in excess of the Maximum Rate and, in the event Wells Fargo ever charges, receives, takes, reserves, collects, or applies any amount in respect of Company that otherwise would, together with all other interest under the Loan Documents, be in excess of the Maximum Rate, such amount shall automatically be deemed to be applied as set out above.  Nothing in any Loan Document shall be construed or so operate as to require or obligate Company to pay any interest, fees, costs, or charges greater than is permitted by any applicable law.  Subject to the foregoing, Company hereby agrees that the actual effective rate of interest from time to time existing under the Loan Documents, including all amounts agreed to by Company pursuant to and in accordance with the Loan Documents which may be deemed to be interest under any applicable law, shall be deemed to be a rate which is agreed to and stipulated by Company and Wells Fargo in accordance with applicable law.  If the rate of interest on the Indebtedness, absent the limitations set forth in this Section 1.7(d), would have exceeded the Maximum Rate, then the actual rate of interest shall be the Maximum Rate, and, if in the future, the interest rate would otherwise be less than the Maximum Rate, then the interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate.  In the event that, upon payment in full of the Indebtedness, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this Section 1.7(d), have been paid or accrued if the interest rate otherwise provided by this Agreement had at all times been in effect, then Company shall, to the extent permitted by applicable law, pay to Wells Fargo an amount equal to (a) the lesser of (i) the amount of interest which would have been paid or accrued if the Maximum Rate had, at all times, been in effect and (ii) the amount of interest which would have been paid or accrued had the interest rate otherwise set forth in this Agreement, at all times, been in effect, less (b) the amount of interest actually paid or accrued under this Agreement.

In determining whether the interest or rate contracted for, charged, or received by Wells Fargo exceeds the Maximum Rate under the Criminal Code (Canada), Wells Fargo may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder and the other Loan Documents, or (d) allocate interest between portions of such Indebtedness so that no such portion shall bear interest at a rate or amount greater than that permitted by applicable Law.

1.8	Fees.

(a)	Origination Fee. Company shall pay Wells Fargo a one time origination fee of $175,000, which shall be fully earned and payable upon the execution of this Agreement.

(b)
Unused Line Fee.  Company shall pay Wells Fargo an unused line fee, payable on the first day of each month and on the Termination Date, equal to (i) one-half of one percent (0.50%) per annum multiplied by (ii) the daily average of the Maximum Line Amount reduced by outstanding Advances and the L/C Amount (the “Unused Amount”) during the immediately preceding month (or portion thereof) or, with respect to the payment due on the Termination Date, during the period from the first day of the then-existing month to the Termination Date.

(c)
Collateral Exam Fees.  Company shall pay Wells Fargo fees in connection with any collateral exams, audits or inspections conducted by or on behalf of Wells Fargo at the current rates established from time to time by Wells Fargo as its collateral exam fees (which fees are currently $125 per hour per collateral examiner), together with all reasonable actual out-of-pocket costs and expenses incurred in conducting any collateral examination or inspection.

(d)
Line of Credit Termination and/or Reduction Fees.  If (i) Wells Fargo terminates the Line of Credit during a Default Period, or if (ii) Company terminates the Line of Credit on a date prior to the Maturity Date, or if (iii) Company and Wells Fargo agree to reduce the Maximum Line Amount, then Company shall pay Wells Fargo as liquidated damages a termination or reduction fee in an amount equal to a percentage of the Maximum Line Amount (or the reduction of the Maximum Line Amount, as the case may be) calculated as follows: (A) two percent (2.0%) if the termination or reduction occurs on or before the first anniversary of the Agreement Date and (B) one percent (1.0%) if the termination or reduction occurs after the first anniversary of the Agreement Date, but on or before the second anniversary of the Agreement Date; provided, however, that such termination fee will be waived in the event that the Line of Credit is refinanced by a commercial banking division of Wells Fargo at least 18 months after the Agreement Date.

(e)
Treasury Management Fees.  Company will pay service fees to Wells Fargo for treasury management services provided pursuant to the Master Agreement for Treasury Management Services or any other agreement entered into by the parties, in the amount prescribed in Wells Fargo’s current service fee schedule.

(f)
Letter of Credit Fees.  Company shall pay a fee with respect to each Letter of Credit of three and three-quarters of one percent (3.75%) of the aggregate undrawn amount of the Letter of Credit (the “Aggregate Face Amount”) accruing daily from and including the date the Letter of Credit is issued until the date that it either expires or is returned, which shall be payable monthly in arrears on the first day of each month and on the date that the Letter of Credit either expires or is returned; and during a Default Period, this fee shall increase to six and three-quarters of one percent (6.75%) of the Aggregate Face Amount, commencing on the first day of the month in which the Default Period begins and continuing through the last day of such Default Period, or any shorter time period that Wells Fargo in its sole discretion may deem appropriate, without waiving any of its other rights and remedies.

(g)
Letter of Credit Administrative Fees.  Company shall pay all administrative fees charged by Wells Fargo in connection with the honoring of drafts under any Letter of Credit, and any amendments to or transfers of any Letter of Credit, and any other activity with respect to the Letters of Credit at the current rates published by Wells Fargo for such services rendered on behalf of its customers generally.

(h)
Other Fees and Charges.  Wells Fargo may impose additional fees and charges during a Default Period for (i) waiving an Event of Default, or for (ii) the administration of Collateral by Wells Fargo. All such fees and charges shall be imposed at Wells Fargo’s sole discretion following oral notice to Company on either an hourly, periodic, or flat fee basis, and in lieu of or in addition to imposing interest at the Default Rate, and Company’s request for an Advance following such notice shall constitute Company’s agreement to pay such fees and charges.

(i)
Fixed Rate Advance Breakage Fees.  Company may prepay any  Fixed Rate Advance at any time in any amount, whether voluntarily or by acceleration; provided, however, that if the Fixed Rate Advance is prepaid, Company shall pay Wells Fargo upon demand a Fixed Rate Advance breakage fee equal to the sum of the discounted monthly differences for each month from the month of prepayment through the month in which the Fixed Rate Interest Period matures,  calculated as follows for each such month:

(i) Determine the amount of interest that would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the applicable Fixed Rate Interest Period.

(ii) Subtract from the amount determined in (i) above the amount of interest that would have accrued for the same month on the amount of principal prepaid for the remaining term of the Fixed Rate Interest Period at a rate equal to LIBOR in effect on the date of prepayment for new loans extended at a Fixed Rate for the remainder of the Fixed Rate Interest Period in a principal amount equal to the amount prepaid.

(iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Company acknowledges that prepayment of the Advances may result in Wells Fargo incurring additional costs, expenses or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses or liabilities.  Company agrees to pay the above-described Fixed Rate Advance breakage fee and agrees that this amount represents a reasonable estimate of the Fixed Rate Advance breakage costs, expenses and/or liabilities of Wells Fargo.

1.9	Interest Accrual; Principal and Interest Payments; Computation.

(a)
Interest Payments and Interest Accrual.  Accrued and unpaid interest on Floating Rate Advances shall be due and payable on the first day of each month (each an “Interest Payment Date”) and on the Termination Date, and shall be paid in the manner provided in Section 1.6(c).  Interest shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of Advance to the Interest Payment Date.  Interest accruing on any Fixed Rate Advance shall be due and payable on the last day of the applicable Fixed Rate Interest Period and on the Termination Date; provided, however, that if a Fixed Rate Interest Period is in excess of one month, and is not subject to a Rate Hedge, then interest shall nevertheless be due and payable monthly on the last day of each month, and on the last day of the Fixed Rate Interest Period.  Interest payable on any Fixed Rate Advance subject to a Rate Hedge shall be payable on the earlier of the last day of the Fixed Rate Interest Period or the Termination Date.

(b)	Payment of Principal. The principal amount of the Advances shall be paid from time to time as provided in this Agreement, and shall be fully due and payable on the Termination Date.

(c)
Payments Due on Non-Business Days.  If an Interest Payment Date or the Termination Date falls on a day which is not a Business Day, payment shall be made on the next Business Day, and interest shall continue to accrue during that time period.

(d)
Computation of Interest and Fees.  Interest accruing on the unpaid principal amount of the Advances and fees payable under this Agreement shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(e)
Liability Records.  Wells Fargo shall maintain accounting and bookkeeping records of all Advances and payments under the Line of Credit and all other Indebtedness due to Wells Fargo in such form and content as Wells Fargo in its sole discretion deems appropriate.  Wells Fargo’s calculation of current Indebtedness shall be presumed correct unless proven otherwise by Company.  Upon Wells Fargo’s request, Company will admit and certify in a Record the exact principal balance of the Indebtedness that Company then believes to be outstanding.  Any billing statement or accounting provided by Wells Fargo shall be conclusive and binding unless Company notifies Wells Fargo in a detailed Record of its intention to dispute the billing statement or accounting within 30 days of receipt.

1.10	Termination; Reduction or Non-Renewal of Line of Credit by Company; Notice.

(a)
Termination by Company after Advance Notice.  Company may terminate (but not reduce) the Line of Credit at any time prior to the Maturity Date, if (i) Parent (on behalf of itself and HA Sheldon) delivers an Authenticated Record notifying Wells Fargo of its intentions at least 60 days prior to the proposed Termination Date, (ii) Company pays Wells Fargo the termination fee set forth in Section 1.8(d), and (iii) Company pays the Indebtedness (other than contingent indemnification obligations) in full.

(b)
Termination by Company without Advance Notice.  If Parent (on behalf of itself and HA Sheldon) fails to deliver Wells Fargo timely notice of its intention to terminate the Line of Credit as provided in Section 1.10(a), Company may nevertheless terminate the Line of Credit and pay the Indebtedness (other than contingent indemnification obligations) in full if it (i) pays the termination fee set forth in Section 1.8(d), and (ii) pays the Default Rate on the Advances commencing on the 60th day prior to the proposed Termination Date and continuing through the date that Wells Fargo receives delivery of an Authenticated Record giving it actual notice of Company’s intention to terminate the Line of Credit.

(c)
Non-Renewal by Company; Notice.  If Company does not wish Wells Fargo to consider renewal of the Line of Credit on the next Maturity Date, Parent (on behalf of itself and HA Sheldon) shall deliver an Authenticated Record to Wells Fargo at least 60 days prior to the Maturity Date notifying Wells Fargo of its intention not to renew. Company may reduce the Line of Credit at any time prior to the Maturity Date with the prior written consent of Wells Fargo if the Company pays Wells Fargo the reduction fee set forth in Section 1.8(d).

1.11	Letters of Credit

(a)
Issuance of Letters of Credit; Amount.  Wells Fargo, subject to the terms and conditions of this Agreement, shall issue, on or after the date that Wells Fargo is obligated to make its first Advance under this Agreement and prior to the Termination Date, one or more irrevocable standby and/or documentary letters of credit (each, a “Letter of Credit”, and collectively, “Letters of Credit”) for Company’s account.  Wells Fargo will not issue any Letter of Credit if the face amount of the Letter of Credit would exceed the lesser of: (i) $4,000,000 less the L/C Amount, or (ii) the Borrowing Base, less an amount equal to aggregate outstanding Advances plus the L/C Amount.

(b)
Additional Letter of Credit Documentation.  Prior to requesting issuance of a Letter of Credit, Company shall first execute and deliver to Wells Fargo a Standby Letter of Credit Agreement or a Commercial Letter of Credit Agreement, as applicable, an L/C Application, and any other documents that Wells Fargo may request, which shall govern the issuance of the Letter of Credit and Company’s obligation to reimburse Wells Fargo for any related Letter of Credit draws (the “Obligation of Reimbursement”).

(c)
Expiration.  No Letter of Credit shall be issued that has an expiry date that is later than one (1) year from the date of issuance, or the Maturity Date in effect on the date of issuance, whichever is earlier.

(d)
Obligation of Reimbursement During Default Periods.  If Company is unable, due to the existence of a Default Period or for any other reason, to obtain an Advance to pay any Obligation of Reimbursement, Company shall pay Wells Fargo on demand and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date presentment of the underlying draft until reimbursement in full at the Default Rate.  Wells Fargo is authorized, alternatively and in its sole discretion, to make an Advance in an amount sufficient to discharge the Obligation of Reimbursement and pay all accrued but unpaid interest and fees with respect to the Obligation of Reimbursement.

1.12
Special Account.  If the Line of Credit is terminated for any reason while a Letter of Credit is outstanding, or if after prepayment of the Advances the L/C Amount continues to exceed the Borrowing Base, then Company shall promptly pay Wells Fargo in immediately available funds for deposit to the Special Account, an amount equal, as the case may be, to either (a) the L/C Amount plus any anticipated fees and costs, or (b) the amount by which the L/C Amount exceeds the Borrowing Base.  If Company fails to pay these amounts promptly, then Wells Fargo may in its sole discretion make an Advance to pay these amounts and deposit the proceeds to the Special Account.  The Special Account shall be an interest bearing account maintained with Wells Fargo or any other financial institution acceptable to Wells Fargo.  Wells Fargo may in its sole discretion apply amounts on deposit in the Special Account to the Indebtedness.  Company may not withdraw amounts deposited to the Special Account until the Line of Credit has been terminated and all outstanding Letters of Credit have either been returned to Wells Fargo or have expired and the Indebtedness (other than contingent indemnification obligations)  has been fully paid.

1.13	Cross-Guaranty.

(a)
Guaranty.  Each of Parent and HA Sheldon (each referred to in this Section 1.13 individually as a “Co-Borrower” and collectively, as the “Co-Borrowers”) hereby agrees that it is jointly and severally liable for, and hereby irrevocably, absolutely and unconditionally guarantees to Wells Fargo the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and  performance of, all Indebtedness and other amounts owed or hereafter owing to Wells Fargo under this Agreement by the other Co-Borrower.  Each Co-Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section shall not be discharged until indefeasible payment and performance, in full, of the Indebtedness and other amounts owed or hereafter owing under this Agreement has occurred, and that its obligations under this Section shall be absolute and unconditional, irrespective of, and unaffected by:

(i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement or any other Loan Document;

(ii) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document or the waiver or consent by Wells Fargo with respect to any of the provisions hereof or thereof;

(iii) the existence, value or condition of, or failure to perfect its security interest in or lien against, any security for the Indebtedness or any action, or the absence of any action, by Wells Fargo in respect thereof (including the release of any such security);

(iv) the insolvency of any Guarantor or Co-Borrower; or

(v) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Co-Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Indebtedness and other amounts guaranteed hereunder.

(b)	Waivers

(c)	Benefit of Guaranty. Each Co-Borrower agrees that the provisions of this Section are for the benefit of Wells Fargo and its successors, transferees, endorsees and assigns.

(d)
Election of Remedies.  If Wells Fargo, under applicable law, proceeds to realize its benefits under any of the Loan Documents giving Wells Fargo a security interest in or lien upon any Collateral, whether owned by any Co-Borrower or by any Guarantor, either by judicial foreclosure or by non judicial sale or enforcement, Wells Fargo may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of the rights and remedies under this Section.  If, in the exercise of any of its rights and remedies, Wells Fargo shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Co-Borrower or any other Guarantor, whether because of any applicable laws pertaining to “election of remedies” or the like, each Co-Borrower hereby consents to such action by Wells Fargo and waives any claim based upon such action.  Any election of remedies that results in the denial or impairment of the right of Wells Fargo to seek a deficiency judgment against any Co-Borrower shall not impair any other Co-Borrower’s obligation to pay the full amount of the Indebtedness  and other amounts owed or hereafter owing under this Agreement.  In the event Wells Fargo shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Wells Fargo may bid all or less than the amount of the Indebtedness and other amounts owed or hereafter owing under this Agreement and the amount of such bid need not be paid by Wells Fargo but shall be credited against such Indebtedness and other amounts.  The amount of the successful bid at any such sale, whether Wells Fargo or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Indebtedness and other amounts owed or hereafter owing under this Agreement shall be conclusively deemed to be the remaining outstanding amount of the Indebtedness and other amounts guaranteed under this Section, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Wells Fargo might otherwise be entitled but for such bidding at any such sale.

(e)
Liability Cumulative.  The liability of Co-Borrowers under this Section 1.13 is in addition to and shall be cumulative with all liabilities of each Co-Borrower to Wells Fargo under this Agreement and the other Loan Documents to which such Co-Borrower is a party or in respect of any Indebtedness or obligation of the other Co-Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

2. SECURITY INTEREST AND OCCUPANCY OF COMPANY’S PREMISES

2.1
Grant of Security Interest by Parent. Parent hereby pledges, assigns and grants to Wells Fargo, for the benefit of Wells Fargo and as agent for Wells Fargo Merchant Services, L.L.C., a Lien and security interest (collectively referred to as the “Security Interest”) in such Person’s Collateral, as security for the payment and performance of all Indebtedness. Following request by Wells Fargo, Parent shall grant Wells Fargo, for the benefit of Wells Fargo and as agent for Wells Fargo Merchant Services, L.L.C., a Lien and security interest in all commercial tort claims that it may have against any Person.  HA Sheldon is contemporaneously herewith executing the Canadian Security Documents in favor of Wells Fargo pursuant to which it shall pledge all of its assets to Wells Fargo as security for the Indebtedness. Notwithstanding anything herein to the contrary, in no event shall the Security Interest attach to any lease, license, contract, property rights or agreement to which Parent is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest would constitute or result in the abandonment, termination pursuant to the terms of, or a breach or default under, any such lease, license, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9.406, 9.407, 9.408 or 9.409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity); provided, however, that such Security Interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified above.

2.2
Notifying Account Debtors and Other Obligors; Collection of Collateral.  Wells Fargo may at any time during a Default Period deliver a Record giving an account debtor or other Person obligated to pay an Account, a General Intangible, or other amount due, notice that the Account, General Intangible, or other amount due has been assigned to Wells Fargo for security and must be paid directly to Wells Fargo.  Company shall join in giving such notice and shall Authenticate any Record giving such notice upon Wells Fargo’s request.  After Company or Wells Fargo gives such notice, Wells Fargo may, but need not, in Wells Fargo’s or in Company’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, such Account, General Intangible, or other amount due, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any account debtor or other obligor.

2.3
Assignment of Insurance.  As additional security for the Indebtedness, each of Parent and HA Sheldon hereby assigns to Wells Fargo and to Wells Fargo Merchant Services, L.L.C., all of its rights under every policy of insurance covering the Collateral and all business records and other documents relating to it, and all monies (including without limitation all proceeds and refunds) that may be payable under any policy, and each of Parent and HA Sheldon hereby directs the issuer of each policy to pay all such monies directly to Wells Fargo.  At any time, whether or not a Default Period then exists, Wells Fargo may (but need not), in Wells Fargo’s or Company’s name, execute and deliver proofs of claim, receive payment of proceeds and endorse checks and other instruments representing payment of the policy of insurance, and adjust, litigate, compromise or release claims against the issuer of any policy.  Any monies received under any insurance policy assigned to Wells Fargo, other than liability insurance policies, or received as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid to Wells Fargo and, as determined by Wells Fargo in its sole discretion, either be applied to prepayment of the Indebtedness or disbursed to Company under staged payment terms reasonably satisfactory to Wells Fargo for application to the cost of repairs, replacements, or restorations which shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed.

2.4	Company’s Premises

(a)
Wells Fargo’s Right to Occupy Company’s Premises.  Each of Parent and HA Sheldon hereby grants to Wells Fargo the right, at any time during a Default Period and without notice or consent, to access and enter upon any or all locations where it conducts its business or has any rights of possession, including without limitation the locations described on Exhibit B (the “Premises”) for the purpose of exercising any of Wells Fargo’s rights and remedies with respect to the Collateral therein or thereon, until the earlier of (i) payment in full and discharge of all Indebtedness (other than contingent indemnification obligations) and termination of the Line of Credit, or (ii) final sale or disposition of all items constituting Collateral and delivery of those items to purchasers.

(b)
Wells Fargo’s Use of Company’s Premises.  At any time during a Default Period Wells Fargo may use the Premises to store, process, manufacture, sell, use, collect, and liquidate or otherwise dispose of items that are Collateral, and for any other incidental purposes deemed appropriate by Wells Fargo in good faith.

(c)
Company’s Obligation to Reimburse Wells Fargo.  Wells Fargo shall not be obligated to pay rent or other compensation for the possession or use of any Premises, but if Wells Fargo elects to pay rent or other compensation to the owner of any Premises in order to have access to the Premises, then Company shall promptly reimburse Wells Fargo all such amounts, as well as all taxes, fees, charges and other expenses at any time payable by Wells Fargo with respect to the Premises by reason of the execution, delivery, recordation, performance or enforcement of any terms of this Agreement.

2.5
License.  Subject to the provisions of Section 2.1 and the limitations set forth in Section 2.5 of that certain Security Agreement made by HA Sheldon in favor of Wells Fargo dated as of the date hereof, without limiting the generality of any other Security Document, each of Parent and HA Sheldon hereby grants to Wells Fargo a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all of its Intellectual Property Rights for the purpose of: (a) completing the manufacture of any in-process materials during any Default Period so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by it for its own manufacturing and subject to its reasonable exercise of quality control; and (b) selling, leasing or otherwise disposing of any or all Collateral during any Default Period.

2.6	Financing Statements.

(a)
Authorization to File.  Company authorizes Wells Fargo to file financing statements and other filings describing Collateral that are necessary or advisable to perfect Wells Fargo’s Security Interest in the Collateral, and Wells Fargo may describe the Collateral as “all personal property” or “all assets” or describe specific items of Collateral including without limitation any commercial tort claims.  All financing statements filed before the date of this Agreement to perfect the Security Interest were authorized by Company and are hereby ratified and re-authorized.  Following the termination of the Line of Credit and payment of all Indebtedness (other than contingent indemnification obligations for which no claim has been made), Wells Fargo shall, at Company’s expense and within the time periods required under applicable law, release or terminate any filings or other agreements that perfect the Security Interest.

(b)
Termination.  Wells Fargo shall, at Company’s expense, release or terminate any filings or other agreements that perfect the Security Interest or the HA Sheldon Security Interest, provided that there are no suits, actions, proceedings or claims pending or threatened against any Indemnitee under this Agreement with respect to any Indemnified Liabilities, upon Wells Fargo’s receipt of the following, in form and content satisfactory to Wells Fargo: (i) cash payment in full of all Indebtedness (other than contingent indemnification obligations for which no claim has been made) and a completed performance by Company with respect to its other obligations under this Agreement, (ii) evidence that the commitment of Wells Fargo to make Advances under the Line of Credit or under any other facility with Company has been terminated, (iii) a release of all claims against Wells Fargo by Company and each Guarantor relating to Wells Fargo’s performance and obligations under the Loan Documents, and (iv) an agreement by Company, each Guarantor, and any new lender to Company to indemnify Wells Fargo for any payments received by Wells Fargo that are applied to the Indebtedness as a final payoff that may subsequently be returned or otherwise not paid for any reason.

2.7	Setoff. Wells Fargo may at any time, in its sole discretion and without demand or notice to anyone, setoff any liability owed to Company by Wells Fargo against any Indebtedness, whether or not due.

2.8
Collateral Related Matters.  This Agreement does not contemplate a sale of Accounts or chattel paper, and, as provided by law, Parent is entitled to any surplus and shall remain liable for any deficiency.  Wells Fargo’s duty of care with respect to Collateral in its possession (as imposed by law) will be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or third Person, and Wells Fargo need not otherwise preserve, protect, insure or care for such Collateral.  Wells Fargo shall not be obligated to preserve rights Parent may have against prior parties, to liquidate the Collateral at all or in any particular manner or order or apply the Proceeds of the Collateral in any particular order of application.  Wells Fargo has no obligation to clean-up or prepare Collateral for sale.  Parent waives any right it may have to require Wells Fargo to pursue any third Person for any of the Indebtedness.

2.9
Notices Regarding Disposition of Collateral.  If notice to Parent of any intended disposition of Collateral or any other intended action is required by applicable law in a particular situation, such notice will be deemed commercially reasonable if given in the manner specified in Section 7.4 at least ten calendar days before the date of intended disposition or other action.

2.10
Certificates of Title.  To the extent that any Collateral is or hereafter becomes subject to any certificate of title, unless such Collateral is subject to a Permitted Lien described in Section 5.3(a)(iv), upon request of Wells Fargo, Parent shall promptly cause Wells Fargo’s Lien to be the sole Lien noted on such certificate of title and shall promptly provide the original of such certificate of title to Wells Fargo.  Parent shall also promptly take such further action to cause Wells Fargo to have a perfected, first-priority security interest in such Collateral as Wells Fargo may reasonably request from time to time.  With respect to all such Collateral, if so requested by Wells Fargo, Parent shall cause duly completed applications for the re-issuance of certificates of title with respect thereto, noting only Wells Fargo’s Lien and no other Liens, to be delivered to Wells Fargo on or prior to the Agreement Date, and Parent shall cause the originals of such re-issued certificates of title to be delivered to Wells Fargo promptly following re-issuance thereof.  Wells Fargo shall promptly release its Liens on vehicles which are sold by Parent in accordance with Section 5.18.  All actions under this Section shall be at the sole expense of Parent.

2.11
Further Action.  Company shall promptly take such further action as Wells Fargo may reasonably request from time to time in order to cause Wells Fargo to have a perfected, first-priority Lien on the Collateral, subject to no Liens other than Permitted Liens, including, without limitation, (a) causing Wells Fargo to receive such deposit account control agreements and securities account control agreements as Wells Fargo may request, and (b) causing Wells Fargo to receive, if requested by Wells Fargo, the originals of all instruments, certificates evidencing Investment Property, documents, and chattel paper constituting Collateral, in each case endorsed or assigned by Company and in each case at Company’s expense.

3. CONDITIONS PRECEDENT

3.1
Conditions Precedent to Initial Advance and Issuance of Initial Letter of Credit.  Wells Fargo’s obligation to make the initial Advance or issue the first Letter of Credit shall be subject to the condition that Wells Fargo shall have received this Agreement and each of the Loan Documents, and any document, agreement, or other item described in or related to this Agreement, and all fees and information described in Exhibit C, executed and in form and content satisfactory to Wells Fargo.

3.2
Additional Conditions Precedent to All Advances and Letters of Credit.  Wells Fargo’s obligation to make any Advance (including the initial Advance) or issue any Letter of Credit shall be subject to the further additional conditions: (a) that the representations and warranties described in Exhibit D are correct on the date of the Advance or the issuance of the Letter of Credit, except to the extent that such representations and warranties relate solely to an earlier date; (b) that no Event of Default exists or would result from the requested Advance or issuance of the Letter of Credit; and (c) if the date of such Advance or issuance of such Letter of Credit is on or after the Lockbox Transfer Date, Wells Fargo shall have received (executed by Company and in form and content acceptable to Wells Fargo), the Master Agreement for Treasury Management Services, the Acceptance of Services, and the related Lockbox and Collection Account Service Description.

4. REPRESENTATIONS AND WARRANTIES

To induce Wells Fargo to enter into this Agreement, Company makes the representations and warranties described in Exhibit D.  Any request for an Advance will be deemed a representation by Company that all representations and warranties described in Exhibit D are true, correct, and complete as of the time of the request, unless they relate exclusively to an earlier date. Company shall promptly deliver a Record notifying Wells Fargo of any change in circumstance that would affect the accuracy of any representation or warranty, unless the representation and warranty specifically relates to an earlier date.

5. COVENANTS

So long as the Indebtedness remains unpaid, or the Line of Credit has not been terminated, Company shall comply with each of the following covenants, unless Wells Fargo shall consent otherwise in an Authenticated Record delivered to Company.

5.1	Reporting Requirements. Company shall deliver to Wells Fargo the following information, compiled where applicable using GAAP consistently applied, in form and content acceptable to Wells Fargo:

(a)
Annual Financial Statements.  As soon as available and in any event within 120 days after Parent’s fiscal year end, Parent’s audited financial statements prepared and certified to by an independent certified public accountant acceptable to Wells Fargo, which shall include Parent’s balance sheet, income statement, and statement of  retained earnings and cash flows prepared on a consolidated and consolidating basis to include Parent’s Subsidiaries.  The annual financial statements shall be accompanied by the unqualified opinion of such accountant in form and substance acceptable to Wells Fargo in its Permitted Discretion and a certificate (the “Compliance Certificate”) in the form of Exhibit E that is signed by Parent’s chief financial officer (which shall contain a calculation of all financial covenants whether or not such financial covenants are then being measured).

(b)
Monthly Financial Statements.  As soon as available and in any event within 30 days after the end of each month, a Parent prepared balance sheet, income statement, and statement of retained earnings prepared for that month and for the year–to-date period then ended, prepared on a consolidated and consolidating basis to include Parent’s Subsidiaries, and stating in comparative form the figures for the corresponding date and periods in the prior fiscal year, subject to year-end adjustments.  The financial statements shall be accompanied by a Compliance Certificate in the form of Exhibit E that is signed by Parent’s chief financial officer (which shall include a calculation of all financial covenants whether or not such covenants are then being measured).

(c)
Collateral Reports.  No later than 15 days after each month end (or more frequently if Wells Fargo shall request it), detailed agings of Company’s accounts receivable and accounts payable, a detailed inventory report, an inventory certification report, and a calculation of Company’s Accounts, Eligible Accounts, Inventory and Eligible Inventory as of the end of that month or shorter time period requested by Wells Fargo.

(d)
Projections.  No later than 30 days prior to each fiscal year end, Parent’s and its consolidated Subsidiaries projected balance sheet and income statement and statement of retained earnings and cash flows for each month of the next fiscal year, certified by Parent’s chief financial officer as being such officer’s good faith estimate of the financial performance of Parent and its consolidated Subsidiaries during the period covered thereby, and accompanied by a statement of assumptions and supporting schedules and information.

(e)
Supplemental Reports.  Weekly (no later than Tuesday of each week prepared as of Saturday in the week most recently ended for the one-week period then ended), or more frequently if Wells Fargo requests, a completed Wells Fargo standard form of “daily collateral report”, together with receivables schedules, collection reports, copies of invoices in excess of $100,000, and shipment documents and delivery receipts for goods sold to account debtors in excess of $100,000.

(f)
Litigation.  No later than three Business Days after discovery, a Record notifying Wells Fargo of any litigation or other proceeding before any court or governmental agency which seeks a monetary recovery against Company in excess of $250,000.

(g)
Intellectual Property.  (i) No later than 10 days after it or any of its Subsidiaries acquires material Intellectual Property Rights, a Record notifying Wells Fargo of Company’s (or such Subsidiary’s) acquisition of such rights; (ii) except for transfers permitted under Section 5.18, no later than 30 days before it or any Subsidiary disposes of material Intellectual Property Rights, a Record notifying Wells Fargo of Company’s (or such Subsidiary’s) intention to dispose of such rights, along with copies of all proposed documents and agreements concerning the disposal of such rights as requested by Wells Fargo; (iii) promptly upon discovery, a Record notifying Wells Fargo of (A) any Infringement of Company’s or any of its Subsidiary’s Intellectual Property Rights by any Person, (B) claims that Company or any Subsidiary is Infringing another Person’s material Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of Company’s or any of its Subsidiary’s material Intellectual Property Rights; (iv) promptly upon receipt, copies of all registrations and filings with respect to Company’s and its Subsidiaries’ material Intellectual Property Rights; and (v) promptly  (and in any event within ten (10) days) after entering into any new Material License or any license of Company not previously considered a Material License becoming a Material License, Company shall deliver written notice thereof to Wells Fargo and shall additionally use its commercially reasonable efforts to obtain a licensor agreement in form and substance reasonably satisfactory to Wells Fargo within ninety (90) days thereafter.

(h)
Defaults.  No later than three days after learning of the probable occurrence of any Event of Default, a Record notifying Wells Fargo of the Event of Default and the steps being taken by Company to cure the Event of Default.

(i)
Disputes.  Promptly upon discovery, a Record notifying Wells Fargo of (i) any disputes or claims by Parent’s or any of Parent’s Subsidiaries’ customers exceeding $100,000 individually; (ii) credit memos not previously reported in Section 5.1(e); and (iii) any goods returned to or recovered by Company or any of Company’s Subsidiaries outside of the ordinary course of business or in the ordinary course of business but with a value in an amount in excess of $100,000.

(j)	Changes in Officers and Directors. Promptly following occurrence, a Record notifying Wells Fargo of any change in the Chief Executive Officer or the Chief Accounting Officer of the Parent.

(k)
Collateral.  Promptly upon discovery, a Record notifying Wells Fargo of any loss of or material damage to any material portion of the Collateral or of any substantial adverse change in any Collateral or the prospect of its payment.

(l)
Commercial Tort Claims.  Promptly upon discovery, a Record notifying Wells Fargo of any commercial tort claims claiming in excess of $100,000 in damages brought by Company against any Person, including the name and address of each defendant, a summary of the facts, an estimate of Company’s damages, copies of any complaint or demand letter submitted by Company, and such other information as Wells Fargo may request.

(m)	Reports to Owners. Promptly upon distribution, copies of all financial statements, reports and proxy statements which Company shall have sent to its Owners.

(n)
Tax Returns of Company.  No later than fifteen days after they are required to be filed, copies of Company’s signed and dated state, provincial, territorial and federal income tax returns and all related schedules, and copies of any extension requests.

(o)
Tax Returns and Personal Financial Statements of Guarantor(s).  No later than April 30th of each year, the signed and dated state, provincial, territorial and federal income tax returns and related schedules of each Guarantor, and copies of any extension requests.

(p)
Violations of Law.  No later than three Business Days after discovery of any violation, a Record notifying Wells Fargo of Company’s violation of any law, rule or regulation, the non-compliance with which could have a Material Adverse Effect.

(q)
Pension Plans.  (i) Promptly upon discovery, and in any event within 30 days after Company knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, a Record authenticated by Company’s chief financial officer notifying Wells Fargo of the Reportable Event in detail and the actions which Company proposes to take to correct the deficiency, together with a copy of any related notice sent to the Pension Benefit Guaranty Corporation; (ii) promptly upon discovery, and in any event within 10 days after Company fails to make a required quarterly Pension Plan contribution under Section 412(m) of the IRC, a Record authenticated by Company’s chief financial officer notifying Wells Fargo of the failure in detail and the actions that Company will take to cure the failure, together with a copy of any related notice sent to the Pension Benefit Guaranty Corporation; and (iii) promptly upon discovery, and in any event within 10 days after Company knows or has reason to know that it may be liable or may be reasonably expected to have liability for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan under Sections 4201 or 4243 of ERISA, a Record authenticated by Company’s chief financial officer notifying Wells Fargo of the details of the event and the actions that Company proposes to take in response.

(r)
Other Reports.  From time to time, with reasonable promptness, all customer lists, receivables schedules, inventory reports, collection reports, deposit records, equipment schedules, invoices to account debtors, shipment documents and delivery receipts for goods sold, and such other materials, reports, records or information as Wells Fargo may request.

5.2
Financial Covenants.  Company agrees to comply with the financial covenants described below, which shall be calculated using GAAP consistently applied, except as they may be otherwise modified by the following capitalized definitions:

(a)
Minimum Fixed Charge Coverage Ratio.  Parent and its consolidated Subsidiaries shall maintain, as of the end of each month commencing on October 31, 2011, a Fixed Charge Coverage Ratio of not less than 1.1 to 1.0 in accordance with GAAP on a rolling twelve month basis ending as of the end of such Fiscal Month; provided, that, for all calculations of the Fixed Charge Coverage Ratio made prior to June 30, 2012, such calculation shall not be made on a rolling twelve month basis, but shall instead be made on a cumulative basis taking into account the number of months that have elapsed since June 30, 2011.

(b)	Minimum Excess Availability. Excess Availability shall at all times exceed $2,500,000.

(c)
Maximum Capital Expenditures.  Company shall not incur or contract to incur Capital Expenditures of more than $2,000,000 in the aggregate during any fiscal year; provided, however, that so long as no Event of Default has occurred and is continuing or would result from such expenditure, any portion of any amount set forth above, if not expended in such fiscal year, may be carried over for expenditure in the following fiscal year.

(d)
Minimum Pre-tax Income. As of the end of each month set forth below, Pre-tax Income for Parent and its consolidated Subsidiaries shall not be less than the amounts set forth below for the two month period then ending:

Fiscal Month	Minimum Pre-tax Income
September 30, 2011	$(125,000)
October 31, 2011	$3,500,000
November 30, 2011	$4,300,000
December 31, 2011	($540,000)
January 31, 2012	($4,050,000)
February 29, 2012	($2,500,000)
March 31, 2012	($630,000)
April 30, 2012	($500,000)
May 31, 2012	($630,000)
June 30, 2012	($975,000)

5.3	Other Liens and Permitted Liens.

(a)
Other Liens; Permitted Liens. Company shall not create, incur or suffer to exist any Lien upon any of its assets, now owned or later acquired, as security for any indebtedness, with the exception of the following (each a “Permitted Lien”; collectively, “Permitted Liens”): (i) in the case of real property, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with Company’s business or operations as presently conducted; (ii) Liens in existence on the date of this Agreement that are described in Exhibit F and secure indebtedness for borrowed money permitted under Section 5.4; (iii) the Security Interest and Liens created by the Security Documents; (iv) Liens securing obligations owing to Wells Fargo or its Affiliates in connection with the accelerated payment program; and (v) Liens securing indebtedness in respect of capital leases and purchase money Liens relating to the acquisition of Equipment, provided that with respect to this clause (v) only (x) such indebtedness secured thereby does not exceed (i) the lesser of cost or fair market value of the property being acquired and (ii) $250,000 for any one purchase or $500,000 in the aggregate during any fiscal year, and (y) no Default Period is in existence at the time of and none would exist immediately after the related acquisition.

(b)
Financing Statements.  Company shall not authorize the filing of any financing statement by any Person as secured party with respect to any of Company’s assets, other than (i) Wells Fargo and (ii) Persons filing financing statements in connection with Permitted Liens.  Company shall not amend any financing statement filed by Wells Fargo as secured party except as permitted by law.

5.4
Indebtedness.  Company shall not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or letters of credit issued on Company’s behalf, or advances or any indebtedness for borrowed money of any kind, whether or not evidenced by an instrument, except: (a) Indebtedness described in this Agreement; (b) indebtedness of Company described in Exhibit F, (c) indebtedness secured by Permitted Liens, and (d) guarantees of Company in respect of indebtedness otherwise permitted hereunder of the Company or any Guarantor; (e) indebtedness in respect of capital leases and purchase money obligations for fixed or capital assets within the limitations set forth in Section 5.3(a)(iv); and (f) other unsecured indebtedness in an amount not to exceed $1,000,000.

5.5
Guaranties.  Company shall not assume, guarantee, endorse or otherwise become directly or contingently liable for the obligations of any Person, except: (a) the endorsement of negotiable instruments by Company for deposit or collection or similar transactions in the ordinary course of business; (b) guaranties permitted by Section 5.4(d); (c) the guaranties described herein or in other Loan Documents; and (d) guarantees, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the date of this Agreement and described in Exhibit F.

5.6
Investments and Subsidiaries.  Company shall not make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any Person or Affiliate, including without limitation any partnership or joint venture, nor purchase or hold beneficially any stock or other securities or evidence of indebtedness of any Person or Affiliate, except:

(a)
Investments in direct obligations of the United States of America or any of its political subdivisions whose obligations constitute the full faith and credit obligations of the United States of America and have a maturity of one year or less, commercial paper issued by U.S. corporations rated “A-1” or “A-2” by Standard & Poor’s Ratings Services or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);

(b)	Loans to Company’s Officers and employees not exceeding at any one time an aggregate of $250,000;

(c)	Prepaid rent not exceeding one month and security deposits;

(d)	Current investments in those Subsidiaries in existence on the date of this Agreement which are identified on Exhibit D; and

(e)	Contributions by Parent to HA Sheldon of the proceeds of the Advances, subject to the terms of Section 1.1(a) hereof.

5.7
Dividends and Distributions.  Company shall not declare or pay any dividends (other than dividends payable solely in stock of Company) on any class of its stock, or make any payment on account of the purchase, redemption or retirement of any shares of its stock, or other securities or evidence of its indebtedness or make any distribution regarding its stock, either directly or indirectly; provided, however, nothing in this Section 5.7 shall prohibit Company from making scheduled payments of principal and interest on indebtedness, to the extent otherwise permitted hereunder.

5.8
Post-Closing Deliverables.  Company shall use its commercially reasonable efforts to obtain and deliver to Wells Fargo within 60 days of the Agreement Date (in each case upon terms and conditions in form and substance reasonably satisfactory to Wells Fargo) :

(a)
A Licensor Agreement with each of totes, incorporated, Eddie Bauer Licensing Services, and LLC, Wolverine World Wide, Inc. in favor of Wells Fargo, together with a true, correct and complete copy of all material license agreements entered into between each licensor and Company.

(b)
A Landlord’s Disclaimer and Consent to each lease entered into by Company and that Landlord with respect to the Premises located at (i) 2220 Midland Avenue, Toronto, Ontario, (ii) 4710 S. Eastern Avenue, Bell, California, (iii) Dallas, Texas (Pinnacle A facility), (iv) 3890 LaReunion Parkway, Dallas, Texas, pursuant to which each such  Landlord waives its Lien in any goods or other Inventory of Company located on the Premises.

(c)	Any necessary Imported Goods Agreements from any customs broker, freight forwarder, or non-vessel operating common carrier with respect to any Eligible In-Transit Inventory.

5.9
Title.  Parent shall, within sixty (60) days of the Agreement Date, provide evidence satisfactory to Wells Fargo as to its ownership, subject to no Liens other than Permitted Liens, of the real property located at 500 Airport Road, 502 Airport Road and 107 W. Gonzales, Yoakum, Texas in Lavaca County.

5.10	Books and Records; Collateral Examination; Inspection and Appraisals.

(a)
Books and Records; Inspection.  Company shall keep complete and accurate books and records with respect to the Collateral and Company’s business and financial condition and any other matters that Wells Fargo may request, in accordance with GAAP. Company shall permit any employee, attorney, accountant or other agent of Wells Fargo to audit, review, make extracts from and copy any of its books and records at any time during ordinary business hours, and to discuss Company’s affairs with any of its Directors, Officers, employees, Owners or agents.

(b)
Authorization to Company’s Agents to Make Disclosures to Wells Fargo.  Company authorizes all accountants and other Persons acting as its agent to disclose and deliver to Wells Fargo’s employees, accountants, attorneys and other Persons acting as its agent, at Company’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding Company.

(c)
Collateral Exams and Inspections.  Company shall permit Wells Fargo’s employees, accountants, attorneys or other Persons acting as its agent, to examine and inspect any Collateral or any other property of Company at any time during ordinary business hours.

(d)
Collateral Appraisals.  Wells Fargo may also obtain, from time to time, but no more than two times per calendar year so long as no Event of Default is existing, at Company’s expense, an appraisal of all or any portion of the Collateral, by an appraiser acceptable to Wells Fargo in its sole discretion.

5.11	Account Verification; Payment of Permitted Liens.

(a)
Account Verification.  Wells Fargo or its agents may (i) contact account debtors and other obligors at any time to verify Company’s Accounts; and (ii) require Company to send requests for verification of Accounts or send notices of assignment of Accounts to account debtors and other obligors.

(b)	Covenant to Pay Permitted Liens. Company shall pay when due each account payable due to any Person holding a Permitted Lien (as a result of such payable) on any Collateral.

5.12	Compliance with Laws.

(a)
General Compliance with Applicable Law; Use of Collateral.  Company shall (i) comply, and cause each Subsidiary to comply, with the requirements of applicable laws and regulations, the non-compliance with which would have a Material Adverse Effect and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state, provincial, territorial or local law, statute or ordinance, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)
Compliance with Federal Regulatory Laws.  Company shall (i) prohibit, and cause each Subsidiary to prohibit, any Person that is an Owner or Officer from being listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not permit the proceeds of the Line of Credit or any other financial accommodation extended by Wells Fargo to be used in any way that violates any foreign asset control regulations of OFAC or other applicable law, (iii) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (iv) otherwise comply with the USA Patriot Act and Wells Fargo’s related policies and procedures.

(c)
Compliance with Environmental Laws.  Company shall (i) comply, and cause each Subsidiary to comply, with the requirements of applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by them, and (ii) not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any material liability or obligation under the common law of any jurisdiction or any Environmental Law.

5.13
Payment of Taxes and Other Claims.  Company shall pay or discharge, when due, and cause each Subsidiary to pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including without limitation the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach, (b) all federal, state, provincial, territorial and local Taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of Company, although Company shall not be required to pay any such Tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

5.14	Maintenance of Collateral and Properties.

(a)
Company shall keep and maintain the Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts, although Company may discontinue the operation and maintenance of any properties if Company believes that such discontinuance is desirable to the conduct of its business and not disadvantageous in any material respect to Wells Fargo.  Company shall take all commercially reasonable steps necessary to protect and maintain its material Intellectual Property Rights.

(b)
Company shall defend the Collateral against all Liens, claims and demands of all third Persons claiming any interest in the Collateral. Company shall keep all Collateral free and clear of all Liens except Permitted Liens. Company shall take all commercially reasonable steps necessary to prosecute any Person Infringing its material Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any Person’s material Intellectual Property Rights.

5.15
Insurance.  Company shall at all times maintain insurance with insurers acceptable to Wells Fargo, in such amounts and on such terms (including deductibles) as Wells Fargo in its Permitted Discretion may require and including, as applicable and without limitation, business interruption insurance (including force majeure coverage), hazard coverage on an “all risks” basis for all tangible Collateral, and theft and physical damage coverage for Collateral consisting of motor vehicles.  All insurance policies must contain an appropriate lender’s interest endorsement or clause, and name Wells Fargo as an additional insured.

5.16
Preservation of Existence.  Company shall preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

5.17
Delivery of Instruments, etc.  Upon request by Wells Fargo, Company shall promptly deliver to Wells Fargo in pledge all instruments, documents and chattel paper constituting Collateral, endorsed or assigned by Company.

5.18	Sale or Transfer of Assets; Suspension of Business Operations.

(a)
Company shall not sell, lease, assign, transfer or otherwise dispose of the stock of any Subsidiary, all or a substantial part of its assets, or any Collateral or any interest in Collateral (whether in one transaction or in a series of transactions) to any other Person other than:

(i) the sale of Inventory in the ordinary course of business,

(ii) dispositions of obsolete or worn out property in the ordinary course of business,

(iii) the sale, discount or transfer of delinquent accounts receivable in the ordinary course of business for purposes of collection and consistent with historical practices,

(iv) disposition of the real property located in Yoakum, Texas for fair market value so long as the net proceeds of such disposition are used to prepay the outstanding Advances;

(v) dispositions of property at fair market value to the extent that such property is exchanged for credit against the purchase price of similar property or the proceeds of such disposition are promptly applied to the purchase price of replacement property, and

(vi) dispositions of other assets of the Company provided that at the time of such disposition no Event of Default exists or would result therefrom and the aggregate book value of all property disposed of in reliance on this clause (vi) shall not exceed $250,000 in any fiscal year.

(b)	Company shall not liquidate, dissolve or suspend business operations.

(c)
Company shall not transfer any part of its ownership interest in any material Intellectual Property Rights and shall not permit its rights as licensee of material Licensed Intellectual Property to lapse, except that Company may transfer such rights or permit them to lapse if it has reasonably determined that such Intellectual Property Rights are no longer useful in its business.  If Company transfers any material Intellectual Property Rights for value, Company shall pay the Proceeds to Wells Fargo for application to the Indebtedness.

(d)
Company shall not license any other Person to use any of Company’s Intellectual Property Rights, except that Company may grant licenses in the ordinary course of its business in connection with sales of Inventory or the provision of services to its customers.

5.19
Consolidation and Merger; Asset Acquisitions.  Company shall not consolidate or amalgamate with or merge into any other entity, or permit any other entity to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation, amalgamation or merger) all or substantially all of the assets of any other entity.

5.20
Sale and Leaseback.  Company shall not enter into any arrangement, directly or indirectly, with any other Person pursuant to which Company shall sell or transfer any real or personal property, whether owned now or acquired in the future, and then rent or lease all or part of such property or any other property which Company intends to use for substantially the same purpose or purposes as the property being sold or transferred.

5.21
Restrictions on Nature of Business.  Company will not engage in any line of business materially different from that presently engaged in by Company, and will not purchase, lease or otherwise acquire assets not related to its business.

5.22	Accounting. Company will not adopt any material change in accounting principles except as required by GAAP, consistently applied. Company will not change its fiscal year.

5.23
Discounts, etc.  After notice from Wells Fargo, Company will not grant any discount, credit or allowance to any customer of Company or accept any return of goods sold other than such discounts, credits, allowances or acceptances of return of goods in the ordinary course of business and consistent with historical practices.  Company will not at any time modify, amend, subordinate, cancel or terminate any Account other than in the ordinary course of business and consistent with historical practices.

5.24
Pension Plans.  Except as disclosed to Wells Fargo in a Record prior to the date of this Agreement, neither Company nor any ERISA Affiliate will (a) adopt, create, assume or become party to any Pension Plan or Canadian Pension Plan, (b) become obligated to contribute to any Multiemployer Plan or Canadian Multiemployer Plan, (c) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (d) amend any Plan or Canadian Benefit Plan in a manner that would materially increase its funding obligations.

5.25
Place of Business; Name.  Company will not transfer its chief executive office or principal place of business, or move, relocate, close or sell any business Premises, except as permitted by Section 5.18(a)(iv).  Company will not permit any tangible Collateral or any records relating to the Collateral to be located in any state, province, territory or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest.  Company will not change its name or jurisdiction of organization.

5.26	Constituent Documents; S Corporation Status. Company will not amend its Constituent Documents in any manner adverse to Wells Fargo. Company will not become an S Corporation.

5.27
Performance by Wells Fargo.  If Company fails to perform or observe any of its obligations under this Agreement at any time, Wells Fargo may, but need not, perform or observe them on behalf of Company and may, but need not, take any other actions which Wells Fargo may reasonably deem necessary to cure or correct this failure; and Company shall pay Wells Fargo upon demand the amount of all costs and expenses (including reasonable attorneys’ fees and legal expense) paid or incurred by Wells Fargo in performing these obligations, together with interest on these amounts at the Default Rate.

5.28
Wells Fargo Appointed as Company’s Attorney in Fact.  To facilitate Wells Fargo’s performance or observance of Company’s obligations under this Agreement, Company hereby irrevocably appoints Wells Fargo and Wells Fargo’s agents, as Company’s attorney in fact to stand in Company’s place and stead (which appointment is coupled with an interest) with the right (but not the obligation), exercisable only if an Event of Default exists and is continuing, to create, prepare, complete, execute, deliver, endorse or file on behalf of Company any instruments, documents, assignments, security agreements, financing statements, applications for insurance, insurance claims and any other agreements or any Record required to be obtained, executed, delivered or endorsed by Company in accordance with the terms of this Agreement.

5.29
Treasury Management Services; HSBC Bank; Blocked Accounts.  Parent shall, as soon as practicable and in any event not later than one hundred twenty (120) days after the Agreement Date, (a) enter into a Master Agreement for Treasury Management Services and any other related treasury management services agreements with Wells Fargo as Wells Fargo may request and shall commence utilizing Wells Fargo’s treasury management services platform for all of Parent’s treasury management operations and (b) establish the Lockbox and Collection Account.  HA Sheldon shall, as soon as practicable and in any event not later than one hundred twenty (120) days after the Agreement Date, establish the HA Sheldon Lockbox and the HA Sheldon Collection Account.  No later than fifteen days after the Agreement Date, (a) Wells Fargo shall have received a fully executed account control agreement acceptable to Wells Fargo relating to the HA Sheldon Operating Account between HA Sheldon, Wells Fargo and HSBC Bank and (b) all indebtedness owing by HA Sheldon to HSBC Bank shall have been paid in full and all Liens held by HSBC Bank on any assets of HA Sheldon shall have been released and/or terminated.  Company hereby acknowledges that, until such time as the HSBC Bank indebtedness is paid in full and all liens granted in favor of HSBC Bank have been terminated and/or released, no credit shall be given to any of HA Sheldon’s inventory or accounts under the Borrowing Base.

5.30
Third Party Review.  At any time during the first 120 days following the Agreement Date, Wells Fargo may (in its sole discretion) require the Company to engage a third party acceptable to Wells Fargo to review the company’s projections, business plan and financial condition.  Such right shall be exercised by Wells Fargo within such 120 day period by giving written notice thereof to Parent.

6. EVENTS OF DEFAULT AND REMEDIES

6.1	Events of Default. An “Event of Default” means any of the following:

(a)
Company fails to pay the amount of any Indebtedness arising under or in connection with this Agreement and the other Loan Documents on the date that it becomes due and payable or fails to pay the amount of any other Indebtedness within five days after the same becomes due and payable;

(b)
Company or any Guarantor (i) fails to observe or perform any covenant or agreement of Company set forth in Sections 5.12(a), 5.13 or 5.17 of this Agreement and such failure continues for a period of ten (10) days or (ii) fails to observe or perform any other covenant or agreement of it set forth in this Agreement or in any of the other Loan Documents, or in any other document or agreement described in or related to this Agreement or to any Indebtedness;

(c)
An Overadvance arises as the result of any reduction in the Borrowing Base, or arises in any manner or on terms not otherwise approved of in advance by Wells Fargo in a Record that it has Authenticated;

(d)
An event of default or termination event (however defined) occurs under any Rate Hedge Agreement, derivative, foreign exchange, or similar transaction or arrangement entered into between Company and Wells Fargo;

(e)	A Change of Control shall occur;

(f)
Company or any Guarantor becomes insolvent or admits in writing or in any other Record an inability to pay debts as they mature, or Company or any Guarantor makes an assignment for the benefit of creditors; or Company or any Guarantor applies for or consents to or acquiesces to the appointment of any receiver, custodian, examiner, liquidator, conservator, trustee, or similar officer for the benefit of Company or any Guarantor or for any of their assets or properties; or any receiver, custodian, examiner, liquidator, conservator, trustee or similar officer is appointed without the application or consent of Company or such Guarantor; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against a substantial part of the assets or property of Company or any Guarantor, or Company or any Guarantor shall  file, institute or commence a petition, proceeding or case (with respect to the Company or any Guarantor) seeking to take advantage of any Debtor Relief Law, or Company or any Guarantor shall be adjudicated insolvent or generally not be able to pay its debts as they become due; or Company or any Guarantor shall institute any proceedings seeking (x) to adjudicate it a bankrupt or insolvent, (y) liquidation, winding-up, reorganization, arrangement, adjustment, protection, release or composition of it or its debt under any Debtor Relief Law including any plan of compromise or arrangement or other corporate proceedings involving or affecting its creditors and including without limitation, the filing of an application or commencement of proceedings under provisions of the Canada Business Corporations Act or the Business Corporations Act (Ontario) (or any successors to such statutes or comparable legislation in other jurisdictions) seeking to impose a stay of proceedings against creditors, seeking to approve or impose a plan of arrangement providing for the compromise of claims of creditors or imposing other limitations or restrictions on creditors’ rights, or (z) the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its assets, or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(g)
A petition shall be filed or a proceeding or case shall be commenced against the Company or any Guarantor, without its application or consent, in any court of competent jurisdiction, seeking, or such Person shall otherwise have instituted against it, (i) a receiving order against such Person, (ii) its reorganization, liquidation, dissolution, arrangement, winding-up or composition or readjustment of its debts, (iii) the appointment of a receiver, interim receiver, receiver manager, custodian, trustee, examiner, liquidator or the like of it or of all or any substantial part of its Property, (iv) similar relief in respect of it under any Debtor Relief Law, (v) proceedings seeking (x) to adjudicate it a bankrupt or insolvent, (y) liquidation, winding-up, reorganization, arrangement, adjustment, protection, release or composition of it or its debt under any Debtor Relief Law including any plan of compromise or arrangement or other corporate proceedings involving or affecting its creditors and including without limitation, the filing of an application or commencement of proceedings under provisions of the Canada Business Corporations Act or the Business Corporations Act (Ontario) (or any successors to such statutes or comparable legislation in other jurisdictions) seeking to impose a stay of proceedings against creditors, seeking to approve or impose a plan of arrangement providing for the compromise of claims of creditors or imposing other limitations or restrictions on creditors’ rights, or (z) the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its assets, and (A) such proceeding shall remain undismissed or unstayed for a period of 30 days, or (B) the Company or any Guarantor fails to diligently and actively oppose such proceeding, or (C) any of the relief sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its assets) is given, or (D) an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 30 or more days, or (E) a receiving order or a declaration of bankruptcy shall be issued or entered against the Company or any Guarantor.

(h)
Any representation or warranty made by Company in this Agreement or any other Loan Document or by any Guarantor in any Guaranty or any other Loan Document, or by Company (or any of its Officers) or any Guarantor in any agreement, certificate, instrument or financial statement or other statement delivered to Wells Fargo in connection with this Agreement or pursuant to such Guaranty is untrue or misleading in any material respect when delivered to Wells Fargo;

(i)
A final, non-appealable arbitration award, judgment, or decree or order for the payment of money in an amount in excess of $250,000 which is not insured or subject to indemnity, is entered against Company which is not immediately stayed or appealed;

(j)
Company is in default with respect to any bond, debenture, note or other evidence of material indebtedness issued by Company having an aggregate principal amount in excess of $500,000 that is held by any third Person other than Wells Fargo, or under any instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the applicable grace period, if any, has expired, regardless of whether such default has been waived by the holder of such indebtedness;

(k)	Company liquidates, dissolves, terminates or suspends its business operations or otherwise fails to operate its business in the ordinary course;

(l)	[Reserved];

(m)
Any Guarantor repudiates or purports to revoke the Guarantor’s Guaranty, or fails to perform any obligation under such Guaranty, or any individual Guarantor dies or becomes incapacitated, or any other Guarantor ceases to exist for any reason;

(n)
Company engages in any act prohibited by any Subordination Agreement, or makes any payment on Subordinated Indebtedness (as defined in the Subordination Agreement) that the Subordinated Creditor was not contractually entitled to receive;

(o)
Any event or circumstance occurs that Wells Fargo in good faith believes may impair the prospect of payment of all or part of the Indebtedness, or Company’s ability to perform any of its material obligations under any of the Loan Documents, or any other document or agreement described in or related to this Agreement, or there occurs any material adverse change in the business or financial condition of Company.

(p)
Any Director, Officer, Guarantor, or Owner of at least 20% of the issued and outstanding common stock of Company is indicted for a felony offence under state or federal law or of a criminal offence in Canada or Company hires an Officer or appoints a Director who has been convicted of any such felony offense or criminal offence, or a Person becomes an Owner of at least 20% of the issued and outstanding common stock of Company who has been convicted of any such felony offense or criminal offence.

(q)
Any Reportable Event, which Wells Fargo in good faith believes to constitute sufficient grounds for termination of any Pension Plan or for the appointment of a trustee to administer any Pension Plan, has occurred and is continuing 30 days after Company gives Wells Fargo a Record notifying it of the Reportable Event; or a trustee is appointed by an appropriate court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation institutes proceedings to terminate or appoint a trustee to administer any Pension Plan; or Company or any ERISA Affiliate files for a distress termination of any Pension Plan under Title IV of ERISA; or Company or any ERISA Affiliate fails to make any quarterly Pension Plan contribution required under Section 412(m) of the IRC, which Wells Fargo in good faith believes may, either by itself or in combination with other failures, result in the imposition of a Lien on Company’s assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which could reasonably be expected to result in a material liability by Company to the Multiemployer Plan under Title IV of ERISA.

(r)	Any Material License of Company shall expire, lapse, terminate, fail to be renewed or is otherwise rendered unenforceable or ineffective at any time while this Agreement remains in effect.

6.2	Rights and Remedies. During any Default Period, Wells Fargo may in its discretion exercise any or all of the following rights and remedies:

(a)	Wells Fargo may terminate the Line of Credit and decline to make Advances, and terminate any services extended to Company under the Master Agreement for Treasury Management Services;

(b)
Wells Fargo may declare the Indebtedness to be immediately due and payable and accelerate payment of the Advances, and all Indebtedness shall immediately become due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which Company hereby expressly waives;

(c)
Wells Fargo may, without notice to Company, apply any money owing by Wells Fargo to Company and/or any cash collateral to payment of the Indebtedness, whether or not due, and Wells Fargo may draw upon any letter of credit in favor of Wells Fargo and apply the proceeds of such draw to the Indebtedness;

(d)
Wells Fargo may exercise and enforce any rights and remedies available upon default to a secured party under the UCC or the PPSA, including the right to take possession of Collateral (without posting a bond or other form of security, which Company hereby waives), to proceed with or without judicial process (without a prior hearing or notice of hearing, which Company hereby waives) and to sell, lease or otherwise dispose of Collateral for cash or on credit (with or without giving warranties as to condition, fitness, merchantability or title to Collateral, and in the event of a credit sale, Indebtedness shall be reduced only to the extent that payments are actually received), and Company will upon Wells Fargo’s demand assemble the Collateral and make it available to Wells Fargo at any place designated by Wells Fargo which is reasonably convenient to both parties;

(e)	Wells Fargo may exercise and enforce its rights and remedies under any of the Loan Documents and any other document or agreement described in or related to this Agreement;

(f)
Company will pay Wells Fargo upon demand in immediately available funds an amount equal to the Aggregate Face Amount plus any anticipated costs and fees for deposit to the Special Account pursuant to Section 1.10;

(g)
Wells Fargo may for any reason apply for the appointment of a receiver of the Collateral (to which appointment Company hereby consents) without the necessity of posting a bond or other form of security (which Company hereby waives);

(h)
Wells Fargo may cancel any property or casualty insurance policy of Company in exchange for a refund of the unearned premium with respect thereto, and Company hereby authorizes any insurance company which has issued any such policy to make such payment directly to Wells Fargo for application to the Indebtedness;

(i)
Wells Fargo may deliver a Record giving an account debtor or other Person obligated to pay an Account, a General Intangible, or other amount due, notice that the Account, General Intangible, or other amount due has been assigned to Wells Fargo for security and must be paid directly to Wells Fargo, and Company shall join in giving such notice and shall Authenticate any Record giving such notice upon Wells Fargo’s request;

(j)
Wells Fargo may, but need not, in Wells Fargo’s or in Company’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, Accounts, General Intangibles, or other amounts due to Company, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any account debtor or other obligor;

(k)
Wells Fargo may, in Wells Fargo’s name or in Company’s name, as Company’s agent and attorney-in-fact, notify the United States and Canadian Postal Service to change the address for delivery of Company’s mail to any address designated by Wells Fargo, otherwise intercept Company’s mail, and receive, open and dispose of Company’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for Company’s account or forwarding such mail to Company’s last known address; and

(l)	Wells Fargo may exercise any other rights and remedies available to it by law or agreement.

6.3
Immediate Default and Acceleration.  Following the occurrence of an Event of Default described in Section 6.1(f) or (g), the Line of Credit shall immediately terminate and all of Company’s Indebtedness shall immediately become due and payable without presentment, demand, protest or notice of any kind and Wells Fargo may exercise any of the remedies set out in Section 6.2.

7. MISCELLANEOUS

7.1
No Waiver; Cumulative Remedies.  No delay or any single or partial exercise by Wells Fargo of any right, power or remedy under the Loan Documents, or under any other document or agreement described in or related to this Agreement, shall constitute a waiver of any other right, power or remedy under the Loan Documents or granted by Company to Wells Fargo under other agreements or documents that are unrelated to the Loan Documents.  No notice to or demand on Company in any circumstance shall entitle Company to any additional notice or demand in any other circumstances.  The remedies provided in the Loan Documents or in any other document or agreement described in or related to this Agreement are cumulative and not exclusive of any remedies provided by law.  Wells Fargo may comply with applicable law in connection with a disposition of Collateral, and such compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

7.2
Amendment; Consents and Waivers; Authentication.  No amendment or modification of any Loan Documents, or any other document or agreement described in or related to this Agreement, or consent to or waiver of any Event of Default, or consent to or waiver of the application of any covenant or representation set forth in any of the Loan Documents, or any other document or agreement described in or related to this Agreement, or any release of Wells Fargo’s Security Interest in any Collateral, shall be effective unless it has been agreed to by Wells Fargo and memorialized in a Record that: (a) specifically states that it is intended to amend or modify specific Loan Documents, or any other document or agreement described in or related to this Agreement, or waive any Event of Default or the application of any covenant or representation of any terms of specific Loan Documents, or any other document or agreement described in or related to this Agreement, or is intended to release Wells Fargo’s Security Interest in specific Collateral; and (b) is Authenticated by the signature of an authorized officer or employee of both parties, or by an authorized employee of Wells Fargo with respect to a consent or waiver by Wells Fargo.  The terms of an amendment, consent or waiver memorialized in any Record shall be effective only to the extent, and in the specific instance, and for the limited purpose agreed to by the party sought to be bound thereby.

7.3
Execution in Counterparts; Delivery of Counterparts.  This Agreement and all other Loan Documents, or any other document or agreement described in or related to this Agreement, and any amendment or modification to them may be Authenticated by the parties in any number of counterparts, each of which, once authenticated and delivered in accordance with the terms of this Section 7.3, will be deemed an original, and all such counterparts, taken together, shall constitute one and the same instrument.  Delivery by fax or by encrypted e-mail or e-mail file attachment of any counterpart to any Loan Document Authenticated by an authorized signature will be deemed the equivalent of the delivery of the original Authenticated instrument.  Company shall send the original Authenticated counterpart to Wells Fargo by first class U.S. mail or by overnight courier, but Company’s failure to deliver a Record in this form shall not affect the validity, enforceability, and binding effect of this Agreement or the other Loan Documents, or any other document or agreement described in or related to this Agreement.

7.4	Notices, Requests, and Communications; Confidentiality. Except as otherwise expressly provided in this Agreement:

(a)
Delivery of Notices, Requests and Communications.  Any notice, request, demand, or other communication by any party that is required under the Loan Documents, or any other document or agreement described in or related to this Agreement, to be in the form of a Record (but excluding any Record containing information Company must report to Wells Fargo under Section 5.1) may be delivered (i) in person, (ii) by first class U.S. mail, (iii) by overnight courier of national reputation, or (iv) by fax, or the Record may be sent as an Electronic Record and delivered (v) by an encrypted e-mail, or (vi) through secure electronic channel to which the parties have agreed.

(b)
Addresses for Delivery.  Delivery of any Record under this Section 7.4 shall be made to the appropriate address set forth on the last page of this Agreement (which either party may modify by a Record sent to the other party), or through other secure electronic channel to which the parties have agreed.

(c)
Date of Receipt. Each Record sent pursuant to the terms of this Section 7.4 will be deemed to have been received on (i) the date of delivery if delivered in person, (ii) the date deposited in the mail if sent by mail, (iii) the date delivered to the courier if sent by overnight courier, (iv) the date of transmission if sent by fax, or (v) the date of transmission, if sent as an Electronic Record by electronic mail or through secure electronic channel to which the parties have agreed; except that any request for an Advance or any other notice, request, demand or other communication from Company required under Section 1, and any request for an accounting under Section 9-210 of the UCC, will not be deemed to have been received until actual receipt by Wells Fargo on a Business Day by an authorized employee of Wells Fargo.

(d)
Confidentiality of Unencrypted E-mail.  Company acknowledges that if it sends an Electronic Record to Wells Fargo without encryption by e-mail or as an e-mail file attachment, there is a risk that the Electronic Record may be received by unauthorized Persons, and that by so doing it will be deemed to have accepted this risk and the consequences of any such unauthorized disclosure.

7.5	Company Information Reporting; Confidentiality. Except as otherwise expressly provided in this Agreement:

(a)
Delivery of Company Information Records.  Any information that Company is required to deliver under Section 5.1 in the form of a Record may be delivered to Wells Fargo (i) in person, or by (ii) first class U.S. mail, (iii) overnight courier of national reputation, or (iv) fax, or the Record may be sent as an Electronic Record (v) by encrypted e-mail, or (vi) through secure electronic channel to which the parties have agreed.

(b)
Addresses for Delivery.  Delivery of any Record to Wells Fargo under this Section 7.5 shall be made to the appropriate address set forth on the last page of this Agreement (which Wells Fargo may modify by a Record sent to Company), or through secure electronic channel to which the parties have agreed.

(c)
Date of Receipt. Each Record sent pursuant to this Section will be deemed to have been received on (i) the date of delivery to an authorized employee of Wells Fargo, if delivered in person, or by U.S. mail, overnight courier, fax, or e-mail; or (ii) the date of transmission, if sent as an Electronic Record through secure electronic channel to which the parties have agreed.

(d)
Authentication of Company Information Records.  Company shall Authenticate any Record delivered (i) in person, or by U.S. mail, overnight courier, or fax, by the signature of the Officer or employee of Company who prepared the Record; (ii) as an Electronic Record sent via encrypted e-mail, by the signature of the Officer or employee of Company who prepared the Record by any file format signature that is acceptable to Wells Fargo, or by a separate certification signed and sent by fax; or (iii) as an Electronic Record via secure electronic channel to which the parties have agreed, through such credentialing process as Wells Fargo and Company may agree.

(e)
Certification of Company Information Records.  Any Record (including without limitation any Electronic Record) Authenticated and delivered to Wells Fargo under this Section 7.5 will be deemed to have been certified as materially true, correct, and complete by Company and each Officer or employee of Company who prepared and Authenticated the Record on behalf of Company, and may be legally relied upon by Wells Fargo without regard to method of delivery or transmission.

(f)
Confidentiality of Company Information Records Sent by Unencrypted E-mail.  Company acknowledges that if it sends an Electronic Record to Wells Fargo without encryption by e-mail or as an e-mail file attachment, there is a risk that the Electronic Record may be received by unauthorized Persons, and that by so doing it will be deemed to have accepted this risk and the consequences of any such unauthorized disclosure.

7.6
Further Documents.  Company will from time to time execute, deliver, endorse and authorize the filing of any instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements that Wells Fargo may reasonably request in order to secure, protect, perfect or enforce the Security Interest or Wells Fargo’s rights under the Loan Documents, or any other document or agreement described in or related to this Agreement (but any failure to request or assure that Company executes, delivers, endorses or authorizes the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents, or any other document or agreement described in or related to this Agreement, and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

7.7
Costs and Expenses.  Company shall pay on demand all costs and expenses, including without limitation reasonable attorneys’ fees, incurred by Wells Fargo in connection with the Indebtedness, this Agreement, the Loan Documents, or any other document or agreement described in or related to this Agreement, and the transactions contemplated by this Agreement, including without limitation all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, delivery, amendment, administration (including all wire transfer and ACH fees incurred by Wells Fargo), performance, collection and enforcement of the Indebtedness and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.

7.8
Indemnity.  In addition to its obligation to pay Wells Fargo’s expenses under the terms of this Agreement, Company shall indemnify, defend and hold harmless Wells Fargo, its parent Wells Fargo & Company, and any of its affiliates and successors, and all of their present and future Officers, Directors, employees, attorneys and agents (each, an “Indemnitee”) from and against any of the following (collectively, “Indemnified Liabilities”):

(a)
Any and all goods and services, harmonized goods and services and any other transfer taxes (other than Excluded Taxes), documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents, or any other document or agreement described in or related to this Agreement or the making of the Advances;

(b)
Any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty of Company or any Affiliate of the Company contained in Exhibit D or in any other Loan Document proves to be incorrect in any respect or as a result of any violation of the covenants contained in Section 5.12; and

(c)
Any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including without limitation the reasonable fees and disbursements of counsel) in connection with this Agreement and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party to such proceedings, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents, or any other document or agreement described in or related to this Agreement, or the use or intended use of the proceeds of the Advances, INCLUDING ANY INDEMNIFIED LIABILITY CAUSED BY OR ARISING FROM ANY INDEMNITEE’S OWN NEGLIGENCE, PROVIDED, THAT, COMPANY SHALL HAVE NO OBLIGATION HEREUNDER TO ANY INDEMNITEE WITH RESPECT TO ANY INDEMNIFIED LIABILITY CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

If any investigative, judicial or administrative proceeding described in this Section is brought against any Indemnitee, upon the Indemnitee’s request, Company, or counsel designated by Company and satisfactory to the Indemnitee, will resist and defend the action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at Company’s sole cost and expense.  Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding.  If this agreement to indemnify is held to be unenforceable because it violates any law or public policy, Company shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities to the extent permissible under applicable law.  Company’s obligations under this Section shall survive the termination of this Agreement and the discharge of Company’s other obligations under this Agreement.

7.9
Retention of Company’s Records.  Wells Fargo shall have no obligation to maintain Electronic Records or retain any documents, schedules, invoices, agings, or other Records delivered to Wells Fargo by Company in connection with the Loan Documents, or any other document or agreement described in or related to this Agreement for more than 30 days after receipt by Wells Fargo.  If there is a special need to retain specific Records, Company must notify Wells Fargo of its need to retain or return such Records with particularity, which notice must be delivered to Wells Fargo in accordance with the terms of this Agreement at the time of the initial delivery of the Record to Wells Fargo.

7.10
Binding Effect; Assignment; Complete Agreement.  The Loan Documents, or any other document or agreement described in or related to this Agreement, shall be binding upon and inure to the benefit of Company and Wells Fargo and their respective successors and assigns, except that Company shall not have the right to assign its rights under this Agreement or any interest in this Agreement without Wells Fargo’s prior consent, which must be confirmed in a Record Authenticated by Wells Fargo.  This Agreement shall also bind all Persons who become a party to this Agreement as a borrower after the Agreement Date.  This Agreement, together with the Loan Documents, or any other document or agreement described in or related to this Agreement, comprises the complete and integrated agreement of the parties on the subject matter of this Agreement and supersedes all prior agreements, whether oral or evidenced in a Record.  To the extent that any provision of this Agreement contradicts other provisions of the Loan Documents other than this Agreement, or any other document or agreement described in or related to this Agreement, this Agreement shall control; provided that with respect to the HA Sheldon Security Interest only, the Canadian Security Documents shall control.

7.11
Sharing of Information.  Wells Fargo may share any Confidential Information that it may have regarding Company and its Affiliates with its accountants, lawyers, and other advisors, and with each business unit and line of business within Wells Fargo and each direct and indirect subsidiary of Wells Fargo & Company.

7.12
Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms of this Agreement.

7.13	Headings. Section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

7.14
Definitional Terms and Rules of Interpretation.  All accounting terms not otherwise defined in this Agreement shall have the meanings given them in accordance with GAAP.  Unless the context clearly requires otherwise, the word “or” has the inclusive meaning represented by the phrase “and/or”.  Reference to any agreement (including without limitation the Loan Documents), document or instrument means the agreement, document or instrument as amended or supplemented, subject to any restrictions on amendment contained therein (and, if applicable, in accordance with the terms of this Agreement and the other Loan Documents).  Unless otherwise specified, any reference to a statute or regulation means that statute or regulation as amended or supplemented from time to time, and any corresponding provisions of successor statutes or regulations.

7.15
Governing Law; Jurisdiction, Venue; Waiver of Jury Trial.  The Loan Documents (other than real estate related documents, if any, and other than the Canadian Security Documents) shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Texas.  The parties to this Agreement (a) consent to the personal jurisdiction of the state and federal courts located in the State of Texas in connection with any controversy related to this Agreement; (b) waive any argument that venue in any such forum is not convenient; (c) agree that any litigation initiated by Wells Fargo or Company in connection with this Agreement or the other Loan Documents may be venued in either the state or federal courts located in the County of Dallas, State of Texas, and (d) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

COMPANY AND WELLS FARGO WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION AT LAW OR IN EQUITY OR IN ANY OTHER PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

TANDY BRANDS ACCESSORIES, INC. By: /s/ N. Roderick McGeachy III Roderick McGeachy, III Its: President and Chief Executive Officer	WELLS FARGO BANK, NATIONAL ASSOCIATION By: /s/ Bill Ellemore Its: Vice President
H.A. SHELDON CANADA LTD. By: /s/ N. Roderick McGeachy III Roderick McGeachy, III Its: President and Chief Executive Officer

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

COMPANY AND WELLS FARGO have executed this Agreement through their authorized officers as of the date set forth above.

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By: /s/  Bill Ellemore
       Vice President
       Its:  Authorized Signatory

Wells Fargo Bank, National Association
4975 Preston Park Blvd.
Suite 600
Plano, TX  75093
MAC#T5322-060
Attn:  Senior Portfolio Manager

TANDY BRANDS ACCESSORIES, INC.

By:  /s/ N. Roderick McGeachy III
        N. Roderick McGeachy, III
        Its:  President and Chief Executive Officer
Tandy Brands Accessories, Inc.
3631 W. Davis Street, Suite A
Dallas, TX  75211
Fax:  214.330.6640
Attention:  N. Roderick McGeachy, III
e-mail:  rod_mcgeachy@tandybrands.com
Federal Employer Identification No.
75-2349915
Organizational Identification No.  2245403

H.A. SHELDON CANADA LTD.

By:  /s/  N. Roderick McGeachy, III
         N. Roderick McGeachy, III
         Its:  President and Chief Executive Officer

Notice to Parent, on behalf of H.A. Sheldon Canada Ltd.:

Tandy Brands Accessories, Inc.
3631 W. Davis Street, Suite A
Dallas, TX  75211
Fax:  214.330.6640
Attention:  N. Roderick McGeachy, III
e-mail:  rod_mcgeachy@tandybrands.com

With a copy to H.A. Sheldon Canada Ltd.:

 2220 Midland Avenue, Unit 68AP
Scarborough, Ontario M1P 3E6
Fax:  416.299.1710
Attention:  N. Roderick McGeachy, III
e-mail:  rod_mcgeachy@tandybrands.com
Federal Employer Identification No.
98-0637791
Organizational Identification No.
138984778

REVOLVING NOTE

$35,000,000	August [___], 2011

FOR VALUE RECEIVED, the undersigned, Tandy Brands Accessories, Inc., a Delaware corporation (“Parent”) and H.A. Sheldon Canada Ltd, an Ontario corporation (“HA Sheldon”; Parent and HA Sheldon are herein collectively called “Company”), each, jointly and severally, hereby promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), acting through its WELLS FARGO BUSINESS CREDIT operating division, on the Termination Date described in the Credit and Security Agreement dated August 25, 2011 (as amended, supplemented or otherwise modified from time to time, the “Agreement”) and entered into between Wells Fargo and Company, in lawful money of the United States of America and in immediately available funds, the principal sum of Thirty Five Million Dollars ($35,000,000) or the aggregate unpaid principal amount of all Advances under the Line of Credit made by Wells Fargo to Company under the terms of the Agreement, together with interest on the principal amount computed on the basis of actual days elapsed in a 360-day year, from the date of this Revolving Note until this Revolving Note is fully paid at the rate from time to time in effect under the terms of the Agreement.  Principal and interest accruing on the unpaid principal balance amount of this Revolving Note shall be due and payable as provided in the Agreement.  This Revolving Note may be prepaid only in accordance with the Agreement.

This Revolving Note is the Revolving Note referred to in the Agreement, and is subject to the terms of the Agreement, which provides, among other things, for the acceleration of this Revolving Note.  This Revolving Note is secured, among other things, by the Agreement and the Security Documents as defined in the Agreement, and by any other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements that may subsequently be given for good and valuable consideration as security for this Revolving Note.

Company shall pay all costs of collection, including without limitation reasonable attorneys’ fees and legal expenses, if this Revolving Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

This Revolving Note shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Texas.

TANDY BRANDS ACCESSORIES, INC.

By: _____________________________
Name: ___________________________
Its: _____________________________

H.A. SHELDON CANADA, LTD.

By: _____________________________
Name: ___________________________
Its: _____________________________

Exhibit A to Credit and Security Agreement

DEFINITIONS

“Acceptable Bill of Lading” means:

(a) with respect to Eligible In-Transit Inventory of Parent, a tangible bill of lading that: (i) if such bill of lading is a negotiable bill of lading, is made only to the order of Parent or HA Sheldon, as applicable (or, following the request of Wells Fargo, names Wells Fargo only), as consignee; (ii) if such bill of lading is a non-negotiable bill of lading, is made either (A) to Parent or HA Sheldon, as applicable, as consignee, but subject to a notation thereon as to the lien and security interest in favor of Wells Fargo, or (B) to Wells Fargo (either directly or by means of endorsements) as consignee; (iii) was issued by a carrier (including a non-vessel operating common carrier) respecting the subject Inventory, (iv) is in the possession of Wells Fargo or an Eligible Customs Broker in the United States, and (v) is subject to a valid and perfected first priority Lien in favor of Wells Fargo; and

(b) with respect to Eligible In-Transit Inventory of HA Sheldon a document of title (as such term is defined in Section 1 of the PPSA) that: (i) if such document of title is a negotiable document of title, is made only to the order of HA Sheldon (or, following the request of Wells Fargo, names Wells Fargo only), as consignee; (ii) if such bill of lading is not a negotiable document of title, is made either (A) to HA Sheldon, as consignee, but subject to a notation thereon as to the lien and security interest in favor of Wells Fargo, or (B) to Wells Fargo (either directly or by means of endorsements) as consignee; (iii) was issued by a carrier (including a non-vessel operating common carrier) respecting the subject Inventory, (iv) is in the possession of Wells Fargo or an Eligible Customs Broker in Canada, and (v) is subject to a valid and perfected first priority Lien in favor of Wells Fargo.

“Account Funds” is defined in Section 1.6(a).

“Accounts” shall have the meaning given it under the UCC or the PPSA.

“Advance” and “Advances” means an advance or advances under the Line of Credit.

“Affiliate” or “Affiliates” means any Person controlled by, controlling or under common control with Company, including without limitation any Subsidiary of Company.  For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Face Amount” means the aggregate amount that may then be drawn under all outstanding Letters of Credit, assuming compliance with all conditions for drawing.

“Agreement” means this Credit and Security Agreement.

“Agreement Date” means the date as of which the Agreement is dated.

“Authenticated” means (a) to have signed; or (b) to have executed or to have otherwise adopted a symbol, or have encrypted or similarly processed a Record in whole or in part, with the present intent of the authenticating Person to identify the Person and adopt or accept a Record.

“Borrowing Base” is defined in Section 1.2(a).

“Borrowing Base Reserve” means, as of any date of determination, an amount or a percent of a specified category or item that Wells Fargo establishes in its sole discretion from time to time to reduce availability under the Borrowing Base (a) to reflect events, conditions, contingencies or risks which affect the assets, business or prospects of Company, or the Collateral or its value, or the enforceability, perfection or priority of Wells Fargo’s Security Interest in the Collateral, as the term “Collateral” is defined in this Agreement, or (b) to reflect Wells Fargo’s judgment that any collateral report or financial information relating to Company and furnished to Wells Fargo may be incomplete, inaccurate or misleading in any material respect, or (c) to reflect Canadian goods and services taxes collected and not yet remitted; Canadian harmonized sales taxes collected and not yet remitted; accrued municipal, business or realty taxes not yet remitted; accrued employee income tax withholdings not yet remitted; accrued Canada Pension Plan employer contributions and employee contributions not yet remitted; accrued employment insurance employer premiums and employee withholdings in respect thereto, not yet remitted; accrued worker’s compensation premiums not yet remitted; potential employee claims for wages, commissions, vacation pay and severance and termination pay; overdue rent under leases of real property; unpaid goods supplied within the preceding 30 days; amounts due under the Wage Earner Protection Program Act (Canada); and unremitted employee contributions to a registered retirement savings plan.

“Business Day” means a day on which the Federal Reserve Bank of New York is open for business and, if such day relates to an Advance, a day on which dealings are carried on in the London interbank eurodollar market.

“Canadian Benefit Plan” means a plan, arrangement, agreement, program, policy, practice or undertaking, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered to which HA Sheldon or any of its Subsidiaries is a party or bound or in which their employees participate or under which HA Sheldon or any of its Subsidiaries has, or will have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of their employees or former employees, directors or officers, individuals working on contract with HA Sheldon or any of its Subsidiaries or other individuals providing services to HA Sheldon or any of its Subsidiaries of a kind normally provided by employees (or any spouses, dependants, survivors or beneficiaries of any such persons), but does not include the Canada Pension Plan or the Québec Pension Plan that is maintained by the Government of Canada or the Province of Québec, respectively.

“Canadian Multiemployer Plan” means a Canadian Pension Plan that is contributed to by the Company or its Subsidiaries for its employees or former employees but which is not maintained or administered by the Company or its Subsidiaries.

“Canadian Pension Plan” means a Canadian Benefit Plan that is required to be registered under Canadian federal or provincial pension benefits standards legislation.

“Canadian Security Documents” means the Security Agreement made by HA Sheldon in favour of Wells Fargo dated the date hereof together with all other pledge agreements, security documents, control agreements, or other documents, instruments or agreements that may be provided by HA Sheldon to Wells Fargo from time to time to secure the Indebtedness, as the same may from time to time be amended, supplemented or restated.

“Capital Expenditures” means for a period, any expenditure of money during such period for the purchase or construction of assets, or for improvements or additions to such assets, which are capitalized on Company’s balance sheet.

“CEO” is defined in Section 7.4(a).

“Change of Control” means the occurrence of any of the following events:

(a)
Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) who does not have an ownership interest in Parent on the date of the initial Advance is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that any such Person, entity or group will be deemed to have “beneficial ownership” of all securities that such Person, entity or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty percent (30%) of the voting power of all classes of ownership of Parent;

(b)
During any consecutive two-year period, individuals who at the beginning of such period constituted the board of Directors of Parent (together with any new Directors whose election to such board of Directors, or whose nomination for election by the Owners of Parent, was approved by a vote of two thirds of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of Directors of Parent then in office.

(c)	The Parent shall not own 100% of the equity and beneficial ownership interest of HA Sheldon.

“Collateral” means all of Credit Parties’ Accounts, chattel paper and electronic chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, all sums on deposit in any Collection Account, and any items in any Lockbox, other than Excluded Property; together with (a) all substitutions and replacements for and products of such property; (b) in the case of all goods, all accessions; (c) all accessories, attachments, parts, Equipment and repairs now or subsequently attached or affixed to or used in connection with any goods; (d) all warehouse receipts, bills of lading and other documents of title that cover such goods now or in the future; (e) all collateral subject to the Lien of any of the Security Documents; (f) any money, or other assets of Company that come into the possession, custody, or control of Wells Fargo now or in the future; (g) Proceeds of any of the above collateral; (h) books and records of Company, including without limitation all mail or e-mail addressed to Company; and (i) all of the above Collateral, whether now owned or existing or acquired now or in the future or in which Company has rights now or in the future (but expressly not including the Excluded Property).

“Collection Account” means the account identified as such in the Master Agreement for Treasury Management Services and related Lockbox and Collection Account Service Description or Collection Account Service Description, whichever is applicable or as otherwise identified by Wells Fargo in a written notice to Company on or after the Lockbox Transfer Date.

“Comerica Bank” means Comerica Bank, a Texas banking association, and its successors and permitted assigns.

“Comerica Collection Account” means account number 1881416737 established by the Company with and maintained at Comerica Bank.

“Comerica Lockbox” means the lock-box service for collection of the Company’s Accounts existing as of the Agreement Date with Comerica Bank.

“Compliance Certificate” is defined in Section 5.1(a) and is in the form of Exhibit E.

“Commercial Letter of Credit Agreement” means an agreement governing the issuance of documentary letters of credit entered into between Parent as applicant and Wells Fargo as issuer.

“Confidential Information” means all non-public, confidential or proprietary information of Company that is disclosed to Wells Fargo prior to or during the term of this Agreement by Company or any of its officers, employees, agents or representatives, and includes, without limitation, any trade secrets, research and development test results, marketing or business plans, strategies, forecasts, budgets, projections, customer and supplier information, and any other analyses, computations or studies prepared by or for Company.

“Constituent Documents” means with respect to any Person, as applicable, that Person’s certificate of incorporation, articles of incorporation, articles of amendment, by-laws, certificate of formation, articles of organization, limited liability company agreement, trust agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership interests or trust property of such Person or voting rights among such Person’s owners.

“Copyright Security Agreement” means each Copyright Security Agreement, if any, entered into between Wells Fargo and either Parent or a Subsidiary of Parent, as applicable.

“Credit Parties” means, collectively, Company, TBAC and any other Affiliate of Company who executes one or more Security Documents in favor of Wells Fargo.

“Daily Three Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a three (3) month period. When interest is determined in relation to Daily Three Month LIBOR, each change in the interest rate shall become effective each Business Day that Wells Fargo determines that Daily Three Month LIBOR has changed.

“Debt” means of a Person as of a given date, all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet for such Person and shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and all other domestic or foreign liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, judicial management, administration or relief of debtors or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default Period” is defined in Section 1.7(b).

“Default Rate” is defined in Section 1.7(b).

“Director” means a director of Company.

“EBITDA” shall mean, with respect to the Parent and its Subsidiaries on a consolidated basis for any period of determination, the sum of, without duplication, (a) net income for such period minus (b) extraordinary gains included in such net income for such period, plus (c) interest expenses, income taxes, depreciation, amortization, non-cash charges, extraordinary losses (net of insurance related cash receipts), minus (d) other non-cash items added in the calculation of net income, all determined in accordance with GAAP consistently applied in form and content acceptable to Wells Fargo.

“Electronic Record” means a Record that is created, generated, sent, communicated, received, or stored by electronic means, but does not include any Record that is sent, communicated, or received by fax.

“Eligible Accounts” means all unpaid Accounts of Company arising from the sale or lease of goods or the performance of services, net of any credits, but excluding any Accounts having any of the following characteristics:

(a)
That portion of Accounts unpaid 60 days or more after the due date or (i) for Accounts owing by Macy’s, JC Penney, Bon Ton Carsons Pirie Scott, Belk’s, Stage/Peebles, Kohl’s Accounts Payable, K Mart Management Corp., and TJX Companies, 120 days or more after the invoice date and (ii) for all other Accounts, 90 days or more after the invoice date;

(b)
That portion of Accounts related to goods or services with respect to which Company has received notice of a claim or dispute, which are subject to a claim of offset or a contra account, or which reflect a reasonable reserve for warranty claims or returns;

(c)
That portion of Accounts not yet earned by the final delivery of goods or that portion of Accounts not yet earned by the final rendition of services by Company to the account debtor, including with respect to both goods and services, progress billings, and that portion of Accounts for which an invoice has not been sent to the applicable account debtor;

(d)
Accounts constituting (i) Proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) Proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;

(e)
Accounts owed by any unit of government, whether foreign or domestic (except that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which Company has provided evidence satisfactory to Wells Fargo that (i) Wells Fargo’s Security Interest constitutes a perfected first priority Lien in such Accounts, and (ii) such Accounts may be enforced by Wells Fargo directly against such unit of government under all applicable laws) or Accounts to which the Financial Administration Act (Canada) applies unless the Company has complied, to the satisfaction of Wells Fargo in its discretion, with all requirements or proceedings applicable to assignments of such Accounts under such Act;

(f)	Accounts denominated in any currency other than United States Dollars or Canadian Dollars;

(g)
Accounts owed by an account debtor located outside the United States or Canada which are not (i) backed by a bank letter of credit naming Wells Fargo as beneficiary or assigned to Wells Fargo, in Wells Fargo’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to Wells Fargo in all respects, in its sole discretion, or (ii) covered by a foreign receivables insurance policy acceptable to Wells Fargo in its Permitted Discretion;

(h)
Accounts owed by an account debtor who is insolvent or is the subject of bankruptcy proceedings or who has gone out of or suspended its business, made a general assignment for the benefit of creditors, is unable to pay its debts as they become due or as to which a petition has been filed (voluntary or involuntary) under any Debtor Relief Law;

(i)	Accounts owed by an Owner, Subsidiary, Affiliate, Officer or employee of Company;

(j)	Accounts not subject to the Security Interest or which are subject to any Lien in favor of any Person other than Wells Fargo;

(k)	That portion of Accounts that has been restructured, extended, amended or modified;

(l)	That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;

(m)
Accounts owed by an account debtor, regardless of whether otherwise eligible, to the extent that the aggregate balance of such Accounts exceeds (i) with respect to Accounts owed by Wal-Mart or Kohl’s or Accounts owed by JC Penney during High Season only, 25% of the aggregate amount of all Accounts; provided, that, Accounts owing by Wal-Mart shall not be subject to the limitation set forth herein until the earliest of (1) the date on which Company becomes a participant in the Wal-Mart accelerated payment program and (2) the 30th day immediately following the Agreement Date and (ii) with respect to all other Accounts (including those owed by JC Penney at any time not High Season), 15% of the aggregate amount of all Accounts;

(n)
Accounts owed by an account debtor, regardless of whether otherwise eligible, if 25% or more of the total amount of Accounts due from such account debtor and its Affiliates is ineligible under clauses (a), (b), or (k) above;

(o)	Accounts that arise from credit card sales or which are on cash on delivery terms; and

(p)	Accounts, or portions of Accounts, otherwise deemed ineligible by Wells Fargo in its Permitted Discretion.

“Eligible Customs Broker” means, as of any day of determination, a Person (other than an Affiliate of Company) that is engaged by Parent or HA Sheldon, as applicable, as a customs broker or otherwise to assist in the importation of in-transit Inventory to the United States or the Province of Ontario and that is a party to an effective Imported Goods Agreement.

“Eligible Foreign Vendor” means a foreign vendor (other than an Affiliate of Company) of Inventory which (a) has received timely payment or performance of all liabilities and other obligations at any time owed to it by Parent and HA Sheldon, and (b) has not asserted (and has no right to assert) any reclamation, repossession, diversion, stoppage in transit, Lien or title retention rights in respect of such Inventory.

“Eligible In-Transit Inventory” means Inventory of Company that satisfies the requirements of the definition of “Eligible Inventory” and as to which (a) such Inventory currently is in transit (whether by vessel, air, or land) from a location outside of the continental United States in respect of inventory of Parent, or the Province of Ontario with respect to inventory of HA Sheldon to a location (x) set forth on Schedule 1 to the Agreement that is the subject of a bailment agreement or acknowledgment of warehouseman in form and content acceptable to Wells Fargo or (y) that is otherwise acceptable to Wells Fargo and such location is the subject of a bailment agreement or acknowledgment of warehouseman in form and content acceptable to Wells Fargo, (b) title and risk of loss to such Inventory has passed to Parent or HA Sheldon, as applicable, (c) the vendor with respect to such Inventory is an Eligible Foreign Vendor, (d) such Inventory is in the possession and control of a third-party shipping company that is independent of the sellers thereof, (e) such Inventory is insured against types of loss, damage, hazards and risks, and in amounts satisfactory to Wells Fargo in its Permitted Discretion, and Wells Fargo has been named as sole loss payee with respect to such insurance pursuant to a loss payable endorsement acceptable to Wells Fargo in its Permitted Discretion, (f) such Inventory is the subject of an Acceptable Bill of Lading, (g) Company knows of no reason why such Inventory would not be accepted by it when it arrives and the shipment as evidenced by the documents conforms to the related order documents, and (h) the aggregate value thereof (valued at the lower of cost or market in accordance with GAAP) does not exceed $5,000,000 in the aggregate among Parent and HA Sheldon at any time.

“Eligible Inventory” means all Eligible Landed Inventory of Company and Eligible In-Transit Inventory of Company, valued at the lower of cost or market in accordance with GAAP; but excluding Inventory having any of the following characteristics:

(a)
Inventory that is: (i) in-transit (other than Eligible In-Transit Inventory); (ii) located at any warehouse, job site or other premises not in the United States or the Province of Ontario and not approved by Wells Fargo in an Authenticated Record delivered to Company; (iii) not subject to a perfected first priority Lien in Wells Fargo’s favor; (iv) covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title (other than Eligible In-Transit Inventory with respect to an Acceptable Bill of Lading); (v) on consignment from any consignor; or (vi) on consignment to any consignee or subject to any bailment unless the consignee or bailee has executed an agreement with Wells Fargo;

(b)	Supplies, packaging, parts or sample Inventory, or customer supplied parts or Inventory;

(c)	Work-in-process Inventory;

(d)	Inventory that is damaged, defective, obsolete, slow moving or not currently saleable in the normal course of Company’s operations, or the amount of such Inventory that has been reduced by shrinkage;

(e)	Inventory that Company has returned, has attempted to return, is in the process of returning or intends to return to the vendor of the Inventory;

(f)	Inventory that is perishable or live;

(g)
Inventory manufactured by Company pursuant to a license unless the applicable licensor has agreed in a Record that has been Authenticated by licensor to permit Wells Fargo to exercise its rights and remedies against such Inventory;

(h)	Inventory that is subject to a Lien in favor of any Person other than Wells Fargo;

(i)	Inventory stored at locations holding less than $500,000 of Company’s Inventory; and

(j)	Inventory otherwise deemed ineligible by Wells Fargo in its sole discretion.

“Eligible Landed Inventory” means Inventory of the Company that is not Eligible In-Transit Inventory and otherwise satisfies the requirements of the definition of “Eligible Inventory”.

“Eligible Non-Wal-Mart Accounts” means those Eligible Accounts owing by an account debtor not Wal-Mart.

“Eligible Wal-Mart Accounts” means those Eligible Accounts owing by Wal-Mart other than any such Accounts which remain unpaid (i) at any time that the Company is not a participant in the Wal-Mart accelerated payment program, 90 days or more after the invoice date and (ii) at any time that the Company is a participant in the Wal-Mart accelerated payment program, 30 days or more after the invoice date.

“Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

“Equipment” shall have the meaning given it under the UCC or the PPSA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group which includes Company and which is treated as a single employer under Section 414 of the IRC.

“Event of Default” is defined in Section 6.1.

“Excess Availability” means, as of any date of determination, the amount by which (a) the lesser of (i) the Borrowing Base and (ii) the Maximum Line Amount exceeds (b) the sum of (i) the outstanding principal amount of all Advances plus (ii) the L/C Amount plus (iii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Company  which are outstanding more than sixty (60) days past due as of such time (other than trade payables or other obligations being contested or disputed by the Company in good faith), plus (iv) without duplication, the amount of checks issued by Company to pay trade payables and other obligations which are more than sixty (60) days past due as of such time (other than trade payables or other obligations being contested or disputed by the Company in good faith), but not yet sent and the book overdraft of the Company.

“Excluded Property” means, collectively, the voting equity interests of controlled foreign corporations (as defined in the Internal Revenue Code of 1986, as amended and in effect from time to time), not including HA Sheldon, in excess of 65% of the voting rights of such corporations.

“Fixed Charge Coverage Ratio” means, with respect to Parent and its consolidated Subsidiaries for any applicable period, (a) the difference of (i) EBITDA minus (ii) Unfinanced Capital Expenditures minus (iii) cash taxes paid (without the benefit of any refunds) divided by (b) the sum of (i) any dividends and distributions paid in cash plus (ii) cash Interest Expense plus (iii) the principal payments on Debt (other than Advances) plus (iv) any management fees paid, in each case determined for Parent and its consolidated Subsidiaries for such period in accordance with GAAP.

“Fixed Rate” is defined in Section 1.7(a).

“Fixed Rate Advance” is defined in Section 1.3(a).

“Fixed Rate Interest Period” means a three (3) month period that commences on (and includes) the Business Day on which either a Fixed Rate Advance is made or continued or on which a Floating Rate Advance is converted to a Fixed Rate Advance, and ending on (but excluding) the Business Day numerically corresponding to that date three (3) months thereafter, during which period the outstanding principal amount of the Fixed Rate Advance shall bear interest at the Fixed Rate; provided, however, that:

(a)
If a Fixed Rate Interest Period would otherwise end on a day which is not a Business Day, then it shall end on the next Business Day, unless that day is the first Business Day of a month, in which case the Fixed Rate Interest Period shall end on the last Business Day of the preceding month;

(b)	No Fixed Rate Interest Period may have a term that extends beyond the Maturity Date; and

(c)	No Fixed Rate Interest Period may be selected if any part of the Fixed Rate Advance must contractually be prepaid prior to the end of the Fixed Rate Interest Period.

“Floating Rate” is defined in Section 1.7(a).

“Floating Rate Advance” is defined in Section 1.3(a).

“GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described on Exhibit D.  Notwithstanding anything herein to the contrary, all financial statements delivered hereunder shall be prepared and all financial covenants contained herein shall be calculated without giving effect to any election under Statement of Financial Account Standards 159 (or any similar accounting principal) permitting a Person to value its financial liabilities at the fair value thereof.

“General Intangibles” shall have the meaning given it under the UCC.

“Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal, dispute settlement panel or body or other law, rule or regulation-making entity:

(a)           having or purporting to have jurisdiction on behalf of any nation, province, state or other geographic or political subdivision of any of them; or

(b)           exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power.

“Guarantor” means TBAC and any other Person now or in the future guaranteeing any Indebtedness through the issuance of a Guaranty and “Guarantors” means all such Persons collectively.

“Guaranty” means an unconditional continuing guaranty executed by a Guarantor in favor of Wells Fargo (if more than one, the “Guaranties”).

“HA Sheldon Collection Account” means the account identified as such in writing to Wells Fargo by HA Sheldon on or prior to the HA Sheldon Lockbox Commencement Date and subject to a satisfactory control agreement pursuant to Section 1.6.

“HA Sheldon Lockbox” means the lockbox service for collection of accounts established as of the HA Sheldon Lockbox Commencement Date by HA Sheldon with HSBC Bank.

“HA Sheldon Lockbox Commencement Date” means the earliest of (a) the 120th day following the Agreement Date or such later date as consented to by Wells Fargo in writing in its sole discretion and (b) the date on which each of the following is satisfied:  (1) the HA Sheldon Lockbox and HA Sheldon Collection Account have been established by HA Sheldon, (2) HA Sheldon account debtors are making all payments directly to the HA Sheldon Lockbox or the HA Sheldon Collection Account and (3) all proceeds of HA Sheldon’s Accounts are being deposited into the HA Sheldon Collection Account.

“HA Sheldon Operating Account” means account number 028404001 established by HA Sheldon with and maintained at HSBC Bank.

“HA Sheldon Security Interest” means the security interest granted by HA Sheldon in favor of Wells Fargo Bank, National Association, under the Canadian Security Documents.

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, or petroleum, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

“High Season” means, for any calendar year, the period consisting of the months of October through December.

“HSBC Bank” means HSBC Bank Canada and its successors and assigns.

“Imported Goods Agreement” means an agreement among Parent or HA Sheldon, as applicable, Wells Fargo and any customs broker, freight-forwarder or non-vessel operating common carrier, as applicable, in form and substance satisfactory to Wells Fargo in its Permitted Discretion.

“Indebtedness” is used in its most comprehensive sense and means any debts, obligations and liabilities of Company to Wells Fargo, whether incurred in the past, present or future, whether voluntary or involuntary, and however arising, and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including without limitation all obligations arising under this Agreement, any other Loan Document, or any other document, instrument or agreement, including any Rate Hedge Agreement, derivative, foreign exchange, deposit, treasury management or similar transaction or arrangement however described or defined that Company may enter into at any time with Wells Fargo or with Wells Fargo Merchant Services, L.L.C., whether or not Company may be liable individually or jointly with others, or whether recovery upon such Indebtedness may subsequently become unenforceable.

“Indemnified Liabilities” is defined in Section 7.8.

“Indemnitee” is defined in Section 7.8.

“Infringement” or “Infringing” when used with respect to Intellectual Property Rights means any infringement or other violation of Intellectual Property Rights.

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including without limitation all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Interest Expense” means for any period and for any Person, total gross interest expense during such period (excluding interest income) for such Person, and shall in any event include (a) interest expensed (whether or not paid) on all Debt, (b) the amortization of debt discounts, (c) the amortization of all fees payable in connection with the incurrence of Debt to the extent included in interest expense, and (d) the portion of any capitalized lease obligation allocable to interest expense.

“Interest Payment Date” is defined in Section 1.9(a).

“Inventory” shall have the meaning given it under the UCC or the PPSA.

“Investment Property” shall have the meaning given it under the UCC.

“ITA” means Income Tax Act (Canada), as amended.

“JC Penney” means JC Penney Co.

“Kohl’s” means Kohl’s Corporation.

“L/C Amount” means an amount equal to (a) the sum of the Aggregate Face Amount of all outstanding Letters of Credit, plus (b) the amount of each Obligation of Reimbursement that either remains unreimbursed or has not been paid through an Advance on the Line of Credit.

“L/C Application” means an application for the issuance of standby or documentary Letters of Credit pursuant to the terms of a Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, in form acceptable to Wells Fargo.

“Letter of Credit” and “Letters of Credit” are each defined in Section 1.11(a).

“Licensed Intellectual Property” is defined in Exhibit D.

“LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8th of one percent (1%)) determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(a)
“Base LIBOR” means the rate per annum for United States dollar deposits quoted by Wells Fargo (i) for the purpose of calculating the effective Floating Rate for loans that reference Daily Three Month LIBOR as the Inter-Bank Market Offered Rate in effect from time to time for three (3) month delivery of funds in amounts approximately equal to the principal amount of such loans, or (ii) for the purpose of calculating the effective Fixed Rate for loans making reference to LIBOR as the Inter-Bank Market Offered Rate on the first day of a Fixed Rate Interest Period for delivery of funds on said date for a period of time approximately equal to the number of days in the Fixed Rate Interest Period and in an amount approximately equal to the principal amount to which the Fixed Rate Interest Period applies.  Company understands and agrees that Wells Fargo may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Wells Fargo in its discretion deems appropriate, including but not limited to the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(b)
“LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Wells Fargo for expected changes in such reserve percentage during the applicable term of the Revolving Note.

“Lien” means any security interest, mortgage, hypothec, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including without limitation the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or subsequently acquired and whether arising by agreement or operation of law.

“Line of Credit” is defined in the Recitals.

“Loan Documents” means this Agreement, the Revolving Note, the Master Agreement for Treasury Management Services, each Guaranty, each Subordination Agreement, each Standby Letter of Credit Agreement, each Commercial Letter of Credit Agreement, any L/C Applications, each Imported Goods Agreement, and the Security Documents, together with every other agreement, note, document, contract or instrument to which Company now or in the future may be a party and which may be required by Wells Fargo in connection with, or as a condition to, the execution of this Agreement.  Any documents or other agreements entered into between Company and Wells Fargo that relate to any Rate Hedge Agreement, derivative, foreign exchange, or similar product or transaction, or which are entered into with an operating division of Wells Fargo other than Wells Fargo Business Credit, shall not be included in this definition.

“Loan Manager” means the treasury management service defined in the Master Agreement for Treasury Management Services and related Loan Manager Service Description.

“Lockbox” means the lock-box service for collection of accounts established by Parent as of the Lockbox Transfer Date with Wells Fargo and governed by the Master Agreement for Treasury Management Services and related Lockbox and Collection Account Service Description.

“Lockbox Transfer Date” means the earliest of (a) the 120th day following the Agreement Date or such later date as consented to by Wells Fargo in writing in its sole discretion and (b) the date on which each of the following is satisfied:  (1) the Lockbox and Collection Account have been established by Parent, (2) Parent account debtors are making all payments directly to the Lockbox or the Collection Account, (3) all Proceeds of Parent’s Accounts are being deposited into the Collection Account and the Comerica Lockbox and (4) the Comerica Collection Account have been terminated.

“Master Agreement for Treasury Management Services” means the Master Agreement for Treasury Management Services, the related Acceptance of Services, and the Service Description governing each treasury management service used by Company.

“Material Adverse Effect” means any of the following:

(a)	A material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of Company;

(b)	A material adverse effect on the ability of Company or any Guarantor to perform its obligations under the Loan Documents, or any other document or agreement related to this Agreement;

(c)
A material adverse effect on the ability of Wells Fargo to enforce the Indebtedness or to realize the intended benefits of the Loan Documents, including without limitation a material adverse effect on the validity or enforceability of any Loan Document or of any rights against Company or any Guarantor, or on the status, existence, perfection, priority (subject to Permitted Liens) or enforceability of any Lien securing payment or performance of the Indebtedness; or

(d)
Any claim against Company or threat of litigation which if determined adversely to Company would cause Company to be liable to pay an amount exceeding $250,000 or would result in the occurrence of an event described in clauses (a), (b) and (c) above.

“Material License” means, at any time of determination, (i) that certain License Agreement, dated as of May 1, 1996, between totes, incorporated and Parent (as successor to TBAC-Acquisition, Inc.) as amended, supplemented, restated or replaced from time to time and (ii) any other license or license agreement from which Company derives more than ten percent (10%) of its revenues at such time.

“Maturity Date” is defined in Section 1.1(b).

“Maximum Line Amount” is defined in Section 1.1(a).

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which Company or any ERISA Affiliate contributes or is obligated to contribute.

“Net Cash Proceeds” means the cash proceeds of any asset sale (including cash proceeds received as deferred payments pursuant to a note, installment receivable or otherwise, but only upon actual receipt) net of (a) attorney, accountant, and investment banking fees, (b) brokerage commissions, (c) amounts required to be applied to the repayment of debt secured by a Lien not prohibited by this Agreement on the asset being sold, and (c) taxes paid or reasonably estimated to be payable as a result of such asset sale.

“Net Orderly Liquidation Value” means a professional opinion of the probable Net Cash Proceeds that could be realized at a properly advertised and professionally conducted liquidation sale, conducted under orderly sale conditions for an extended period of time (usually three to four months), under the economic trends existing at the time of the appraisal.

“Obligation of Reimbursement” is defined in Section 1.11(b).

“OFAC” is defined in Section 5.12(b).

“Officer” means with respect to Company, an officer of Company.

“Operating Account” means a demand deposit account established by Parent with Wells Fargo no later than the Lockbox Transfer Date and maintained in accordance with the terms of Wells Fargo’s Commercial Account Agreement in effect for demand deposit accounts.

“Overadvance” means the amount, if any, by which the unpaid principal amount of the Revolving Note, plus the L/C Amount, is in excess of the then-existing Borrowing Base.

“Owned Intellectual Property” is defined in Exhibit D.

“Owner” means with respect to Company, each Person having legal or beneficial title to an ownership interest in Company or a right to acquire such an interest.

“PPSA” means, unless otherwise provided in this Agreement, the Personal Property Security Act (Ontario), R.S.O. 1990, c.P.10, or, where the context requires, the legislation of other provinces or territories in Canada relating to security in personal property generally, including accounts receivable, as adopted by and in effect from time to time in such provinces or territories in Canada as applicable.

“Patent and Trademark Security Agreement” means each Patent and Trademark Security Agreement entered into between Wells Fargo and either Parent or a Subsidiary of Parent.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of Company or any ERISA Affiliate and covered by Title IV of ERISA.

“Permitted Discretion” means, as used in this Agreement with reference to Wells Fargo, a determination made in good faith in the exercise of its reasonable business judgment based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it.

“Permitted Lien” and “Permitted Liens” are defined in Section 5.3(a).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision of a governmental entity.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of Company or any ERISA Affiliate.

“Pre-Tax Income” shall mean, with respect to the Parent and its Subsidiaries on a consolidated basis for any period of determination, the sum of, without duplication, (a) net income for such period, plus (b) income tax, each calculated in accordance with GAAP for such period consistently applied.

“Premises” is defined in Section 2.4(a).

“Proceeds” shall have the meaning given it under the UCC.

“Rate Hedge” means any interest rate swap or interest rate collar agreement applicable to borrowings advanced by Wells Fargo under the Line of Credit.

“Rate Hedge Agreement” is an agreement entered into between Wells Fargo (or any of its affiliates) and Company for purposes of providing Company with a Rate Hedge.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form, and includes all information that is required to be reported by Company to Wells Fargo pursuant to Section 5.1.

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

“Revolving Note” is defined in Section 1.1(d).

“Security Documents” means this Agreement, each Copyright Security Agreement, each Patent and Trademark Security Agreement, each Trademark Security Agreement, each Canadian Security Document and any other document delivered to Wells Fargo by Company or any Subsidiary of Company from time to time to secure or provide credit support for the Indebtedness.

“Security Interest” is defined in Section 2.1.

“Special Account” means a specified cash collateral account maintained with Wells Fargo or another financial institution acceptable to Wells Fargo in connection with each undrawn Letter of Credit issued by Wells Fargo, as more fully defined in Section 1.11.

“Standby Letter of Credit Agreement” means an agreement governing the issuance of standby letters of credit by Wells Fargo entered into between Company as applicant and Wells Fargo as issuer.

”Subordinated Creditor” means any Person now or in the future subordinating indebtedness of Company held by that Person to the payment of the Indebtedness.

“Subordinated Debt” means indebtedness owed by Company that has been subordinated to Wells Fargo by a Subordinated Creditor pursuant to any Subordination Agreement.

”Subordination Agreement” means a subordination agreement executed by a Subordinated Creditor in favor of Wells Fargo, in a form and substance acceptable to Wells Fargo (if more than one, the “Subordination Agreements”).

“Subsidiary” means any Person of which more than 50% of the outstanding ownership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or the equivalent of such Person, irrespective of whether or not at the time ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by Company, by Company and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Taxes” includes all present and future income, corporation, capital gains, capital and value added and goods and services and harmonized goods and services taxes and all stamp, franchise and other taxes, levies, imposts, deductions, duties, charges and withholdings whatsoever together with interest and penalties, if any, and charges, fees and other amounts made on or in respect thereof.

“TBAC” means TBAC Investment Trust, a Pennsylvania business trust.

“TBAC Torel” means TBAC - Torel, Inc., a Delaware corporation.

“Termination Date” is defined in Section 1.1(b).

“Trademark Security Agreement” means each Trademark Security Agreement entered into between Wells Fargo and either Parent or a Subsidiary of Parent.

“UCC” means the Uniform Commercial Code in effect in the state of Texas or in any other state whose laws are held to govern this Agreement or any portion of this Agreement.

“Unfinanced Capital Expenditures” means, for any period, any expenditure of money during such period for the purchase or construction of assets, or for improvements or additions to such assets, which are not financed with borrowed funds and are capitalized on Company’s balance sheet.

“Unused Amount” is defined in Section 1.8(b).

“Wal-Mart” means Wal-Mart Stores, Inc., any Affiliate thereof and their successors.

“Wells Fargo” means Wells Fargo Bank, National Association in its broadest and most comprehensive sense as a legal entity, and is not limited in its meaning to the Wells Fargo Business Credit operating division, or to any other operating division of Wells Fargo.

“Wells Fargo Account” means account number 37235547964500829 with the following wire instructions:

Bank:                          Wells Fargo Bank, N.A.
420 Montgomery Street
San Francisco, CA
ABA:                          121-000-248
Account No.:            37235547964500829
Account Name:        Wells Fargo Bank, N.A.
Ref:                             Tandy Brands Accessories, Inc.
SWIFT:                      WFBIUS6S

Exhibit B to Credit and Security Agreement

PREMISES

The Premises referred to in the Credit and Security Agreement have an address of [____________________________________________], and are legally described as follows:

[Legal description to be completed by Company]

In the event of any conflict between the address and the legal description, the legal description shall control.

B-1

Exhibit C to Credit and Security Agreement

CONDITIONS PRECEDENT

Wells Fargo’s obligation to make an initial Advance shall be subject to the condition that Wells Fargo shall have received the following, executed and in form and content satisfactory to Wells Fargo.  The following descriptions are limited descriptions for reference purposes only and should not be construed as limiting in any way the subject matter that Wells Fargo requires each document to address.

A.           Loan Documents to be Executed by Company:

(1)           The Revolving Note.

(2)	The Credit and Security Agreement.

(3)	Any Copyright Security Agreement required by Wells Fargo.

(4)	Any Patent and Trademark Security Agreement required by Wells Fargo.

(5)	Any Trademark Security Agreement required by Wells Fargo.

(6)	A Standby Letter of Credit Agreement and the Commercial Letter of Credit Agreement, and a separate L/C Application for each Letter of Credit that Company has requested that Wells Fargo issue.

(7)	The Canadian Security Documents.

B.	Loan Documents to be Executed by Third Parties:

(1)	A Guaranty of each of TBAC and TBAC Torel, pursuant to which TBAC and TBAC Torel unconditionally guarantee the full and prompt payment of Company’s Indebtedness.

(2)
The Security Agreement of TBAC, pursuant to which TBAC grants Wells Fargo a security interest in the personal property more fully described in the Security Agreement, as security for the full and prompt payment of Company’s Indebtedness and the obligations guaranteed under TBAC’s Guaranty.

(3)	The Patent and Trademark Security Agreement of TBAC.

(4)	Any mortgages or deeds of trust pursuant to which TBAC Torel and/or Parent encumbers the premises owned by it in favor of Wells Fargo.

(5)
A Security Interest Subordination Agreement from each Person who has a security interest in the Collateral in favor of Wells Fargo, pursuant to which the Person subordinates its Lien in favor of Wells Fargo.

(6)
Certificates of insurance required under this Agreement, with all hazard insurance containing a lender’s interest endorsement in Wells Fargo’s favor and with all liability insurance naming Wells Fargo as additional insured.

(7)	An Imported Goods Agreement from any customs broker, freight forwarder, or non-vessel operating common carrier with respect to any Eligible In-Transit Inventory.

(8)	Account control agreements between Wells Fargo, Parent and Comerica Bank, in form reasonably acceptable to Wells Fargo.

C.	Documents Related to the Premises

(1)	Any leases pursuant to which Company is leasing the Premises from a lessor.

(2)
Every bailment or consignment pursuant to which any property of Company is in the possession of a third Person such as a consignee or subcontractor, together with, in the case of any goods held by such Person for resale, UCC financing statements sufficient to protect Company’s and Wells Fargo’s interests in such goods.

D.	Federal Tax, State Tax, Judgment, UCC, PPSA and Intellectual Property Lien Searches

(1)
Current searches of Company in appropriate filing offices showing that (i) no Liens have been filed and remain in effect against Company and Collateral except Permitted Liens or Liens held by Persons who have agreed in an Authenticated Record that upon receipt of proceeds of the initial Advances, they will satisfy, release or terminate such Liens in a manner satisfactory to Wells Fargo, and (ii) Wells Fargo has filed all UCC and PPSA financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.

(2)
Current searches of Third Persons in appropriate filing offices with respect to any of the Collateral that is in the possession of a Person other than Company that is held for resale, showing that (i) UCC and PPSA financing statements sufficient to protect Company’s and Wells Fargo’s interests in such Collateral have been filed, and (ii) no other secured party has filed a financing statement against such Person and covering property similar to Company’s, other than Company, or if there exists any such secured party, evidence that each such party has (x) received notice from Company and Wells Fargo sufficient to protect Company’s and Wells Fargo’s interests in Company’s goods and accounts from any claim by such secured party or (y) provided an acknowledgement or waiver satisfactory to Wells Fargo sufficient to protect Wells Fargo’s interests in Company’s goods and accounts from any claim by such secured party.

E.	Constituent Documents:

(1)
The Certificate of Authority of Parent, which shall include as part of the Certificate or as exhibits to the Certificate, (i) the Resolution of Parent’s Directors and, if required, Owners, authorizing the execution, delivery and performance of those Loan Documents and other documents or agreements described in or related to this Agreement to which Parent is a party, (ii) an Incumbency Certificate containing the signatures of Parent’s Officers or agents authorized to execute and deliver those instruments, agreements and certificates referenced in (i) above, as well as Advance requests, on Parent’s behalf, (iii) Parent’s Constituent Documents, and (iv) a current Certificate of Good Standing or Certificate of Status issued by the secretary of state or other appropriate authority for Parent’s jurisdiction of organization, certifying that Parent is in good standing and in compliance with all applicable organizational requirements of the state of organization.

(2)
The Certificate of Authority of TBAC, which shall include as part of the Certificate or as exhibits to the Certificate, (i) the Resolution of the Trustee of TBAC authorizing the execution, delivery and performance of the Guaranty of TBAC, (ii) an Incumbency Certificate containing the signatures of TBAC’s [Officers or agents] authorized to execute and deliver the Guaranty by TBAC, (iii) TBAC’s Constituent Documents, and (iv) a current Certificate of Good Standing or Certificate of Status issued by the secretary of state or other appropriate authority for TBAC’s state of organization, certifying that it is in good standing and in compliance with all applicable organizational requirements of the state of organization.

(3)
The Certificate of Authority of HA Sheldon, which shall include as part of the Certificate or as exhibits to the Certificate, (i) the Resolution of the Board of Directors of HA Sheldon authorizing the execution, delivery and performance of the those Loan Documents and other documents or agreements described in or related to this Agreement to which HA Sheldon is a party, including the Security Documents of HA Sheldon, (ii) an Incumbency Certificate containing the signatures of HA Sheldon’s Officers authorized to execute and deliver those instruments, agreements and certificates referenced in (i) above, (iii) HA Sheldon’s Constituent Documents, and (iv) a current Certificate of Good Standing or Certificate of Status issued by the secretary of state or other appropriate authority for HA Sheldon’s state of organization, certifying that it is in good standing and in compliance with all applicable organizational requirements of the state of organization.

(4)
The Certificate of Authority of TBAC Torel, which shall include as part of the Certificate or as exhibits to the Certificate, (i) the Resolution of the Board of Directors of TBAC Torel authorizing the execution, delivery and performance of the Guaranty and Security Documents of TBAC Torel, (ii) an Incumbency Certificate containing the signatures of TBAC Torel’s [Officers or agents] authorized to execute and deliver the Guaranty and Security Documents by TBAC Torel, (iii) TBAC Torel’s Constituent Documents, and (iv) a current Certificate of Good Standing or Certificate of Status issued by the secretary of state or other appropriate authority for TBAC Torel’s state of organization, certifying that it is in good standing and in compliance with all applicable organizational requirements of the state of organization.

(5)
Evidence that Company is licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

(6)
An Officer’s Certificate of an appropriate Officer of Company confirming, in his or her  capacity as an officer of Parent and/or HA Sheldon, as applicable, the representations and warranties set forth in this Agreement.

(7)	A Customer Identification Information Form and such other forms and verification as Wells Fargo may need to comply with the U.S.A. Patriot Act.

F.           Real Estate Related Documents:

With respect to the real estate that is encumbered by the mortgage or deed of trust given by TBAC Torel to Wells Fargo:

(1)           A title abstract relating to the property owned by TBAC Torel.

G.           Miscellaneous Matters or Documents:

(1)
Payment of fees and reimbursable costs and expenses due under this Agreement through the date of initial Advance or issuance of a Letter of Credit, including without limitation all legal expenses incurred through the date of the closing of this Agreement.

(2)
Evidence that after making the initial Advance and satisfying all obligations owed to Company’s prior lender, paying all trade payables older than 60 days from invoice date, and paying all book overdrafts and closing costs, availability under the Line of Credit is not less than $6,000,000.

(3)
Any documents or other agreements entered into by Company and Wells Fargo that relate to any Rate Hedge Agreement, derivative, foreign exchange, deposit, treasury management or similar product or transaction extended to Company by Wells Fargo not already provided pursuant to the requirements of (A)-(F) above.

(4)	Receipt by Wells Fargo of Parent’s monthly income statement, balance sheet and cash flow projections for a minimum of twelve months following the Agreement Date.

(5)	Such other documents as Wells Fargo in its sole discretion may require.

Exhibit D to Credit and Security Agreement

REPRESENTATIONS AND WARRANTIES

Company represents and warrants to Wells Fargo as follows:

(a)
Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number.  Parent is a corporation, organized, validly existing and in good standing under the laws of the State of Delaware and HA Sheldon is a corporation, organized, validly existing and in good standing under the laws of the Province of Ontario and each is licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary, except to the extent the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Effect.  Company has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, those Loan Documents and any other documents or agreements that it has entered into with Wells Fargo related to this Agreement.  During its existence, Company has done business solely under the names set forth below in addition to its correct legal name.  Parent and HA Sheldon; respective chief executive office and principal place of business is located at the address set forth below, and all of Parent’s and HA Sheldon’s respective records relating to its business or the Collateral are kept at that location.  All Inventory (other than Inventory that is in transit) and Equipment is located at that location or at one of the other locations set forth below.  Parent’s name, Federal Employer Identification Number and Organization Identification Number are correctly set forth at the end of the Agreement next to Company’s signature.  Neither Parent nor HA Sheldon is a party to any unanimous shareholders’, shareholders, partnership or other agreement relating to shares or other equity interest in Parent or HA Sheldon, as applicable.

Trade Names
None

Chief Executive Office / Principal Place of Business
Parent 3631 W. Davis Street Suite A Dallas, Texas 75211 HA Sheldon 2220 Midland Avenue, Unit 68 AP Scarborough, Ontario M1P 3E6

Other Inventory and Equipment Locations
1.           Turnpike 16
3890 LaReunion Parkway
Dallas, Texas  75212
(Inventory)
2.            4710 S. Eastern Avenue
Bell, California  90040
(Inventory and Office Equipment)
3.           2220 Midland Avenue
Unit 68AP
Scarborough, Ontario MIP3E6)
(Office Equipment, Manufacturing Equipment and Inventory)

(b)
Capitalization.  Parent has delivered to Wells Fargo in writing a chart showing its capitalization and it constitutes a correct and complete list of all ownership interests of Company and all rights to acquire ownership interests, including the record holder, number of interests and percentage interests on a fully diluted basis.  The organizational chart below shows the ownership structure of all Subsidiaries of Company.

Organizational Chart
Name of Issuer	Parent Ownership Interest
Tandy Brands Accessories Handbags, Inc.	100% of common and voting shares
TBAC Investment Trust	100% of Trust shares
Maquilladora Chambers de Mexico S.A. de C.V.	98% of outstanding Series A shares and Series B shares
H.A. Sheldon Canada, LTD	100% of common and voting shares
TBAC – Torel, Inc.	100% of common and voting shares

(c)
Authorization of Borrowing; No Conflict as to Law or Agreements.  The execution, delivery and performance by Company of the Loan Documents and any other documents or agreements described in or related to this Agreement, and all borrowing under the Line of Credit have been authorized and do not (i) require the consent or approval of Company’s Owners; (ii) require the authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental agency or instrumentality, whether domestic or foreign, or any other Person, except to the extent obtained, accomplished or given prior to the date of this Agreement; (iii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to Company or of Company’s Constituent Documents; (iv) result in a breach of or constitute a default or event of default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which Company is a party or by which it or its properties may be bound or affected; except to the extent that such breach, default or event of default could not reasonably be expected to have a Material Adverse Effect; or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or subsequently acquired by Company, except to the extent that such Lien could not reasonably be expected to have a Material Adverse Effect.

(d)
Legal Agreements.  This Agreement, the other Loan Documents, and any other document or agreement described in or related to this Agreement, will constitute the legal, valid and binding obligations of Company, enforceable against Company in accordance with their respective terms.

(e)	Subsidiaries. HA Sheldon has no Subsidiaries. Except as disclosed below, Parent has no Subsidiaries.

Subsidiaries
H.A. Sheldon Canada LTD, organized in Ontario, Canada
Maquilladora Chambers de Mexico S.A. de C.V., organized in Mexico
TBAC Investment Trust, a Pennsylvania business trust
Tandy Brands Accessories Handbags, Inc., a Delaware corporation
TBAC - Torel, Inc., a Delaware corporation

(f)
Financial Condition; No Adverse Change.  Company has furnished to Wells Fargo Parent’s audited financial statements for its fiscal year ended December 31, 2010 and unaudited financial statements for the fiscal-year-to-date period ended June 30, 2011 and those statements fairly present Parent’s and its consolidated Subsidiaries’ financial condition as of those dates and the results of Parent’s and its consolidated Subsidiaries’ operations and cash flows for the periods then ended and were prepared in accordance with GAAP.  Since the date of the most recent financial statements, there has been no event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect.

(g)
Litigation.  There are no actions, suits or proceedings pending or, to Company’s knowledge, threatened against or affecting Company or any of its Affiliates or the properties of Company or any of its Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to Company or any of its Affiliates, would have a Material Adverse Effect.

Litigation Matters in Excess of $10,000
On February 14, 2011, the belt company (formerly known as Chambers Belt Company) filed suit against us in the Superior Court of the State of Delaware.  The suit alleges we underpaid Chambers approximately $524,000 in earn-out royalties under the terms of the asset purchase agreement between the parties dated July 9, 2009. We dispute this allegation and in fact contend we are entitled to a refund under the royalty provision of the asset purchase agreement.  We have filed a proceeding in the Delaware Chancery Court seeking to compel arbitration pursuant to the terms of the asset purchase agreement.  The parties have agreed to stay the Superior Court action pending resolution of our Petition to Compel Arbitration. The parties filed cross-motions for summary judgment in the Chancery Court on the issue of arbitrability and are currently awaiting the Court’s decision.  At this time, we can make no estimate as to the outcome of the suit or any arbitration proceeding.

(h)	Intellectual Property Rights.

(i)           Owned Intellectual Property.  Set forth below is a complete list of all patents, applications for patents, trademarks, applications to register trademarks, service marks, applications to register service marks, mask works, trade dress and copyrights for which Company or any Subsidiary of Company is the owner of record (the “Owned Intellectual Property”).  Except as set forth below, (A) Company or a Subsidiary of Company owns the Owned Intellectual Property free and clear of all restrictions (including without limitation covenants not to sue any Person), court orders, injunctions, decrees, writs or Liens, whether by agreement memorialized in a Record Authenticated by Company or such Subsidiary or otherwise, (B) no Person other than Company or such Subsidiary owns or has been granted any right in the Owned Intellectual Property, (C) all Owned Intellectual Property is valid, subsisting and enforceable, and (D) Company has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

(ii)           Agreements with Employees and Contractors.  Company has entered into a legally enforceable agreement with each Person that is an employee or subcontractor obligating that Person to assign to Company, without additional compensation, any Intellectual Property Rights created, discovered or invented by that Person in the course of that Person’s employment or engagement with Company (except to the extent prohibited by law), and further obligating that Person to cooperate with Company, without additional compensation, to secure and enforce the Intellectual Property Rights on behalf of Company, unless the job description of the Person is such that it is not reasonably foreseeable that the employee or subcontractor will create, discover, or invent Intellectual Property Rights.

(iii)           Intellectual Property Rights Licensed from Others.  Set forth below is a complete list of all agreements under which Company has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments Company is obligated to make with respect to Licensed Intellectual Property.  Except as set forth below or in any other Record, copies of which have been given to Wells Fargo, Company’s licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether agreed to in a Record Authenticated by Company or otherwise.  Except as disclosed below, Company is not contractually obligated to make royalty payments of a material nature, or pay fees to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(iv)           Other Intellectual Property Needed for Business.  Except for Off-the-shelf Software and as disclosed below, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct Company’s business as it is presently conducted or as Company reasonably foresees conducting it.

(v)           Infringement.  Except as disclosed below, Company has no knowledge of, and has not received notice either orally or in a Record alleging, any Infringement of another Person’s Intellectual Property Rights (including any claim set forth in a Record that Company must license or refrain from using the Intellectual Property Rights of any Person) nor, to Company’s knowledge, is there any threatened claim or any reasonable basis for any such claim.

Intellectual Property Disclosures
See Schedule A attached hereto.

(i)
Taxes.  Company and its Affiliates have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them.  Company and its Affiliates have filed all federal, state and local tax returns which to the knowledge of the Officers of Company or any Affiliate, as the case may be, are required to be filed, and Company and its Affiliates have paid or caused to be paid to the respective taxing authorities all taxes as shown on these returns or on any assessment received by any of them to the extent such taxes have become due except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

(j)
Titles and Liens.  Company has good and absolute title to all Collateral free and clear of all Liens other than Permitted Liens.  No financing statement naming Company as debtor is on file in any office except to perfect only Permitted Liens.

(k)
No Defaults.  Company is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a Material Adverse Effect on Company’s financial condition, properties or operations.

(l)
Submissions to Wells Fargo.  All financial and other information provided to Wells Fargo by or on behalf of Company in connection with this Agreement (i) is true and correct in all material respects, (ii) does not omit any material fact that would cause such information to be misleading, and (iii) as to projections, valuations or proforma financial statements, presents a good faith opinion as to such projections, valuations and proforma condition and results.

(m)
Financing Statements.  Company has previously authorized the filing of financing statements or other necessary filings sufficient when filed to perfect the Security Interest and other Liens created by the Security Documents.  When such financing statements are filed, Wells Fargo will have a valid and perfected security interest in all Collateral capable of being perfected by the filing of financing statements.  None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing has been filed with respect to such Collateral.

(n)
Rights to Payment.  Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim of the account debtor or other obligor named in that instrument.

(o)           Employee Benefit Plans.

(i)           Maintenance and Contributions to Plans.  Except as disclosed below, neither Company or its Subsidiaries nor any ERISA Affiliate (A) maintains, sponsors, administers, participates in or contributes to, or has maintained, sponsored, administered, participated in or contributed to any Pension Plan or Canadian Pension Plan, (B) contributes or has contributed to any Multiemployer Plan or Canadian Multiemployer Plan, or (C) provides or has provided post-retirement medical or insurance benefits to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC, or applicable state law).

(ii)           Knowledge of Plan Noncompliance with Applicable Law.  Except as disclosed below, neither Company or its Subsidiaries nor any ERISA Affiliate has (A) knowledge that Company or its Subsidiaries or the ERISA Affiliate is not in full compliance with the requirements of ERISA, the IRC, or applicable state or Canadian federal or provincial law with respect to any Plan or Canadian Benefit Plan, (B) knowledge that a Reportable Event occurred or continues to exist in connection with any Pension Plan, or (C) sponsored a Plan that it intends to maintain as qualified under the IRC that is not so qualified, and no fact or circumstance exists which may have an adverse effect on such Plan’s tax-qualified status.

(iii)           Funding Deficiencies and Other Liabilities.  Neither Company nor any ERISA Affiliate has liability for any (A) accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (B) withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan under Section 4201 or 4243 of ERISA, or (C) event or circumstance which could result in financial obligation to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

Employee Benefit Plans
TANDY BRANDS ACCESSORIES, INC. EMPLOYEES INVESTMENT PLAN (401k) CANADIAN REGISTERED RETIREMENT SAVINGS PLAN - Group RST800

(p)           Environmental Matters.

(i)           Hazardous Substances on Premises.  Except as disclosed below, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any material liability or obligation for either Company or Wells Fargo under the common law of any jurisdiction or under any Environmental Law, and, except as disclosed below, no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create a material liability.

(ii)           Disposal of Hazardous Substances.  Except as disclosed below, Company has not disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.

(iii)           Claims and Proceedings with Respect to Environmental Law Compliance. Except as disclosed below, there have not existed in the past, nor are there any threatened or impending requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation relating in any way to the Premises or Company, alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant to such an Environmental Law.

(iv)           Compliance with Environmental Law; Permits and Authorizations.  Except as disclosed below, Company (A) conducts its business at all times in compliance with applicable Environmental Law, (B) possesses valid licenses, permits and other authorizations required under applicable Environmental Law for the lawful and efficient operation of its business, none of which are scheduled to expire, or withdrawal, or material limitation within the next 12 months, and (C) has not been denied insurance on grounds related to potential environmental liability.

(v)           Status of Premises.  Except as disclosed below, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state, provincial, territorial or local list, schedule, log, inventory or database.

(vi)           Environmental Audits, Reports, Permits and Licenses.  Company has delivered to Wells Fargo all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Premises or Company’s businesses.

Environmental Matters
As disclosed on the Phase I Environmental Site Assessment prepared by ENTRIX, Inc. and dated March 2002, for the property located at 208 Industrial Loop, Yoakum, Texas 77995.

(q)           Labor Matters.

(i)           There are no strikes, lockouts or slowdowns against Company pending or, to the knowledge of Company, threatened.

(ii)          The hours worked by and payments made to employees of Company have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, provincial, territorial, local or foreign law dealing with such matters.

(iii)         All payments due from Company on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Company to the extent required by GAAP.

(iv)         The consummation of the transactions contemplated by this Agreement will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Company is a party or by which Company is bound.

Schedule A to Exhibit D

Intellectual Property

OWNED INTELLECTUAL PROPERTY

Tandy Brands Accessories, Inc.:

UNITED STATES ISSUED TRADEMARKS, SERVICE

MARKS AND COLLECTIVE MEMBERSHIP MARKS REGISTRATIONS

Mark	Registration Number	Registration Date

CHAMBERS DELAWARE ACQUISITION COMPANY	1550081	8/1/1989

TBAC Investment Trust:

UNITED STATES ISSUED PATENTS

Title	Patent Number	Issue Date

Bottle Caddy	D450445	11/20/2001
Carrier for Digital Player and Headphones	D519275	4/25/2006
Cell Phone Purse	D512560	12/13/2005
Crawfish Bead	D411967	7/13/1999
Decorative Bead	D398879	9/29/1998
Dog Leash and Light Combination	D453386	2/5/2002
Electric Ice Scraper	D456576	4/30/2002
Expandable Cup Holder	D407951	4/3/1999
Golf Bag Portable Cooler	D425761	5/30/2000
Gun Protector	7360648	4/22/2008
Gun Protector	D520235	5/9/2006
Multi-Card Element for a Billfold	5263523	11/23/1993
Personal Accessory with Quick-Access	6601622	8/5/2003
Releasability Locking Button Pin	D390162	2/3/1998
Rice and Bean Beads	D420931	2/22/2000
Set of Gumbo Beads	D412680	8/10/1999
Set of Jazz Beads	D410866	6/15/1999
Wallet with Carrying Strap	5480605	1/2/1996

FOREIGN ISSUED PATENTS

Title	Country	Patent Number	Issue Date

Carrier for Digital Player with Headphones	Philippines	29/224985
Personal Accessory with Quick-Access	Canada	2471793	4/14/2009
Personal Accessory with Quick Access	Mexico	250096	10/9/2007

UNITED STATES ISSUED TRADEMARKS, SERVICE MARKS
AND COLLECTIVE MEMBERSHIP MARKS REGISTRATIONS

Mark	Registration Number	Registration Date

ACE BY CANTERBURY (and Design)	3291402	9/11/2007
AMERICAN CLASSIC & eagle design	1301680	10/23/1984
AMERICAN CLASSICS BY ROLFS	3402554	3/25/2008
AMITY (and Design)	1105460	11/7/1978
AMITY (and Design)	0110105	5/2/1930
AMITY CLASSIC	1708196	8/18/1992
AMITY LIFESTYLE ACCESSORIES	2686096	2/11/2003
BACK TO CAMPUS	3587696	3/10/2009
BACK TO SCHOOL	3360098	12/25/2007
BACK TO SCHOOL (and Design)	3376818	2/5/2008
BODY BILLFOLD	988166	7/16/1974
CANTERBURY	2049808	4/1/1997
CANTERBURY	0674224	2/17/1959
CANTERBURY	0911958	6/8/1971
CANTERBURY & design	0998500	11/19/1974
CANTERBURY & design	0791884	6/29/1965
CARLOS TOMASINI	2035301	2/4/1997
CHAMBERS DELAWARE ACQUISITION COMPANY	1550081	8/1/1989
CHANGEABLE	1745862	1/12/1993
COLLAR-EASE	2095928	9/9/1997
COURIER	0829612	6/6/1967
CREDENTIAL	731338	5/15/1962
CREDIT GUARD	1050073	10/12/1976
CROSS IN CIRCLE DESIGN	2594330	7/16/2002
DESIGNED AND CRAFTED FOR LIFE	2678999	1/21/2003
DIRECTOR	0351388	10/26/1937
DON LOPER	842497	1/16/1968

Mark	Registration Number	Registration Date
DON LOPER	2752354	8/19/2003
ESSENTIALS BY ROLFS	2352242	5/23/2000
ETON	1721441	10/6/1992
G (in circle design)	3573009	2/10/2009
GENO D’LUCCA	3544009	12/9/2008
GENO D’LUCCA BELTS (and Design)	3565028	1/20/2009
GREEN LOOKS BY PROJECT EYEWEAR	3887243	12/7/2010
HICKOK	2962740	6/21/2005
HICKOK	0548994	10/2/1951
HICKOK	0684952	9/15/1959
HICKOK	700221	6/28/1960
HICKOK	1381527	2/4/1986
HICKOK	0338625	9/8/1936
HICKOK	0337194	7/28/1936
LA GARDE	71/158540	1/27/1930
LA GARDE	1485246	4/19/1988
LUCARELLI	1396878	6/10/1986
LUCARELLI	1399411	7/1/1986
MISCELLANEOUS DESIGN (BELT BUCKLE LOGO)	77/840,351	10/2/2009
NECESSITIES BY ROLFS	2782299	11/11/2003
ORLEANS	1348132	7/9/1985
P G PRINCESS GARDNER (and Design)	2760187	9/2/2003
P G PRINCESS GARDNER (and Design)	2921373	1/25/2005
PRINCE GARDNER	2187998	9/8/1998
PRINCE GARDNER	1638232	3/19/1991
PRINCE GARDNER (Stylized)	0516773	10/25/1949
PRINCE GARDNER ACCESSORIES (and Design)	2041364	2/25/1997
PRINCESS	0844803	2/27/1968
PRINCESS GARDNER	2187999	9/8/1998
THE PRINCESS GARDNER (and Design)	0367247	5/9/1939
PRINCESS GARDNER ACCESSORIES (and Design)	2082144	7/22/1997
PROTECTA-CARD	1050074	10/12/1976
ROLFS	1118634	5/22/1979
ROLFS	2032901	1/21/1997
ROLFS	2777432	10/28/2003
ROLFS	604067	4/5/1955
ROLFS ROYAL CREST	1485278	4/19/1988
ROLFS WEEKENDER	3333160	11/13/2007

[Confidential Treatment Requested]

MISCELLANEOUS DESIGN (ROSE IN TRIANGLE)	2511417	11/27/2001
ROYAL CREST	1485277	4/19/1988
SIDEKICK	961820	6/26/1973
SNAP HAPPY	0817206	10/25/1966
SPORTS PLAY	2792151	12/9/2003
SPRINTKIT	1228487	2/22/1983
STAYS’N CASE	2028047	12/31/1996
SURPLUS	3743601	2/2/2010
SURPLUS (and Design) (Left of Circle)	2897619
TANDY BRANDS	1751187	2/9/1993
TANDY BRANDS ACCESSORIES	1752430	2/16/1993
TOREL	2642164	10/29/2002
TOREL	2659342	10/12/2002
TOWNSMAN	0669459	11/11/1958
TRAVEL LITE	1623664	11/20/1990

APPLICATIONS

Mark	Serial Number	Filing Date

CITY SERIES	76-668493
DL (Stylized)	76-429184	7/10/2002
PROJECT EYEWEAR	77-603313	10/29/2008
ROLFS RESERVE	TMA679976	1/22/2007
TIARA BY PRINCESS GARDNER	76-687102	2/21/2008
TRAVELOPTICS	77-613656	11/13/2008

LICENSED INTELLECTUAL PROPERTY

License	Royalty Rate	Term	Guaranteed Royalties

Bone Collectors	*	01/01/11 - 12/31/11	*
		01/01/12 - 12/31/12	*

CLC	*	01/01/11 - 12/31/11	*

Eddie Bauer	*	01/20/11 - 12/31/12	*
		01/01/13 - 12/31/13	*
		01/01/14 - 12/31/14	*
		01/01/15 - 12/31/15	*

[Confidential Treatment Requested]

		01/01/16 - 12/31/16	*

Dockers	*	01/01/11 - 12/31/11	*

Eileen West	*	07/01/10 - 06/30/11	*

Goodyear Tire	*	01/01/11 - 12/31/11	*
		01/01/12 - 12/31/12	*

Haggar	*	01/01/11 - 12/31/11	*
		01/01/12 - 12/31/12	*
		01/01/13 - 12/31/13	*

Indiana University	*	01/01/11 - 12/31/11	*

LRG	*	07/01/11 - 06/30/12	*

Michigan State University	*	01/01/11 - 12/31/11	*
		01/01/11 - 12/31/12	*
		01/01/11 - 12/31/13	*

MLB	*	01/01/11 - 12/31/11	*

NBA	*	10/01/010 - 09/30/11	*

NFL	*	04/01/11 - 03/31/12	*
		04/01/12 - 03/31/13	*

Ohio State University	*	07/01/10 - 06/30/11	*

Totes	*	01/01/11 - 12/31/11	*

University of Iowa	*	01/01/11 - 12/31/11	*

University of Oregon	*	07/01/10 - 06/30/11	*

Wolverine	*	07/23/10 - 12/31/11	*
		01/01/12 - 12/31/12	*
		01/01/13 - 12/31/13	*
		01/01/13- 12/31/14	*

*

Exhibit E to Credit and Security Agreement

COMPLIANCE CERTIFICATE

To:                      Wells Fargo Bank, National Association

Date:                      [___________________, 200__]

Subject:                      Financial Statements

In accordance with our Credit and Security Agreement dated as of August 25, 2011 between Tandy Brands Accessories, Inc., a Delaware corporation (“Parent”), H.A. Sheldon Canada Ltd., an Ontario corporation (“HA Sheldon”; Parent and HA Sheldon, collectively, the “Company”), and Wells Fargo Bank, National Association acting through its Wells Fargo Business Credit operating division (as amended, modified or restated from time to time, the “Credit Agreement”), attached are the financial statements of the Parent and its consolidated Subsidiaries dated [_______________, 200__] (the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”).  All terms used in this certificate have the meanings given in the Credit Agreement.

A.           Preparation and Accuracy of Financial Statements.  I certify that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly present Parent’s and its consolidated Subsidiaries financial condition as of the Reporting Date.

B.           Name of Company; Merger and Consolidation.  I certify that:

(Check one)

☐ Company has not, since the date of the Credit Agreement, changed its name or jurisdiction of organization, nor has it consolidated, amalgamated or merged with another Person.

☐ Company has, since the date of the Credit Agreement, either changed its name or jurisdiction of organization, or both, or has consolidated, amalgamated or merged with another Person, which change, consolidation, amalgamation or merger:  was consented to in advance by Wells Fargo in an Authenticated Record, and/or  is more fully described in the statement of facts attached to this Certificate.

C.           Events of Default.  I certify that:

(Check one)

☐ I have no knowledge of the occurrence of an Event of Default under the Credit Agreement, except as previously reported to Wells Fargo in a Record.

☐ I have knowledge of an Event of Default under the Credit Agreement not previously reported to Wells Fargo in a Record, as more fully described in the statement of facts attached to this Certificate, and further, I acknowledge that Wells Fargo may under the terms of the Credit Agreement impose the Default Rate at any time during the resulting Default Period.

D.           Litigation Matters.  I certify that:

(Check one)

☐ I have no knowledge of any material adverse change to the litigation exposure of Company or any of its Affiliates or of any Guarantor.

☐ I have knowledge of material adverse changes to the litigation exposure of Company or any of its Affiliates or of any Guarantor not previously disclosed in Exhibit D, as more fully described in the statement of facts attached to this Certificate.

E.           Financial Covenants.  I further certify that:

(Check and complete each of the following)

1.           Minimum Fixed Charge Coverage Ratio.  Pursuant to Section 5.2(a) of the Credit Agreement, as of the Reporting Date, Parent and its consolidated Subsidiaries’ Fixed Charge Coverage Ratio was [___] to 1.0, for the number of months and for the period for which such ratio is required to be calculated under Section 5.2(a) which satisfies  does not satisfy the requirement that such ratio be no less than 1.1 to 1.0 on the Reporting Date.

2.           Minimum Excess Availability.  Pursuant to Section 5.2(b) of the Credit Agreement, as of the Reporting Date, Excess Availability was [_$__________], which  satisfies  does not satisfy the requirement that Excess Availability be greater than $2,500,000 on the Reporting Date.

Additionally, Company hereby certifies that Excess Availability has at all times since the prior reporting date exceeded $2,500,000, and that Company has at all times since such reporting date been in compliance with Section 5.2(b).

3.           Maximum Capital Expenditures.  Pursuant to Section 5.2(c) of the Credit Agreement, as of the Reporting Date, Capital Expenditures incurred by (including those contracted to incur, whether or not actually incurred) Company as of such date for such fiscal year were [$________], which  satisfies  does not satisfy the requirement that Company shall not incur or contract to incur Capital Expenditures of more than $2,000,000 in the aggregate during any fiscal year plus the amount carried over from the previous fiscal year as permitted pursuant to Section 5.2(c).

4.           [Minimum Pre-tax Income.  Pursuant to Section 5.2(d) of the Credit Agreement, as of the Reporting Date, Pre-tax Income for the Parent and its consolidated Subsidiaries for the two month period ending as of the Reporting Date was [_$__________] which  satisfies  does not satisfy the requirement that Pre-tax Income for the Parent and its consolidated Subsidiaries for the two month period ending as of the Reporting Date not be less than [_$__________] pursuant to Section 5.2(d).]  [Note:  to be included only if currently being measured.]

Attached are statements of all relevant facts and computations in reasonable detail sufficient to evidence Company’s compliance with the financial covenants referred to above, which computations were made in accordance with GAAP.

TANDY BRANDS ACCESSORIES, INC.

By:
Its Chief Financial Officer

Exhibit F to Credit and Security Agreement

EXISTING LIENS

Liens of Comerica Bank on cash held in deposit account number 1881417263 as collateral security for reimbursement obligations with respect to (i) that certain Irrevocable Standby Letter of Credit No. 5042-30 dated September 1, 2009, in favor of Pinnacle A, LLC, as assignee of Realty Associates Fund VII, L.P., for the account of Borrower and (ii) that certain Irrevocable Standby Letter of Credit No. 4764-30 dated February 14, 2008, in favor of Empire State Building Company, LLC, for the account of Borrower.

EXISTING INDEBTEDNESS

Trade payables in the ordinary course of business.

Existing obligations in respect of the Capital Leases set forth below:

Vendor Name	Type	Term	Total Amount
Raymond	Forklift # 231331	60 Months	$ 202,666.20
Raymond	Forklift # 231332 & 33	34 Months	$ 37,425.16
Raymond	Forklift # 231334	36 Months	$ 49,288.86
Raymond	Forklift # 231335	36 Months	$ 24,444.00
Raymond	Forklift # 231336	60 Months	$ 204,736.80
Raymond	Forklift # 231337	36 Months	$ 23,337.58
$ 541,898.60

EXISTING GUARANTIES

None.

F-1

Schedule 1 to Credit Agreement and Security Agreement

Eligible In-Transit Inventory Destinations

Expeditors International
506 East Dallas Road, STE 400
Grapevine, Texas 76051

BNSF Logistics International Inc.
612 E Dallas Rd #400
Grapevine, TX 76051

Expeditors Canada
55 Standish Crt. 11th Floor
Mississauga, ON L5R 4A1

TNT Express (Canada) Ltd.
3230 American Drive,
Mississauga, Ontario
L4V1B3
Canada

Schedule 1